EXHIBIT 99.4

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Merger report

by the Management Board of

bwin Interactive Entertainment AG
Börsegasse 11, A-1010 Wien

on the cross-border merger of
bwin Interactive Entertainment AG
and PartyGaming Plc

20 December 2010

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Contents

1.	INITIAL SITUATION AND RECOMMENDATIONS	4
2.	SUMMARY OF THE STRUCTURE OF THE TRANSACTION	6
3.	Merger report	8
3.1	Participating companies	8
3.1.1	bwin Interactive Entertainment AG	8
3.1.2	PartyGaming Plc	16
3.1.3	bwin.party digital entertainment plc	21
3.2	Key reasons for the merger	29
3.3	Procedure for the merger	34
3.3.1	Key steps in the downstream demerger for acquisition from bwin to bwin Services AG	36
3.3.2	Key steps in the merger	41
3.3.3	Merger control and approval of gaming authorities	49
3.4	Expected consequences of the merger	51
3.4.1	Expected benefits and possible risks of the merger	51
3.4.2	Universal succession	54
3.4.3	Terms for exercising ownership rights, minority rights and provisions of the articles of association in connection with gaming licensing procedures	54
3.4.4	Different financial reporting standards of the transferee company	58
3.4.5	Rules for reporting net profit and for profit distribution	58
3.4.6	(No) capital reduction effect	59
3.4.7	Tax structure after the merger	59
3.5	Explanation of the Merger Plan	61
3.6	Legal explanations of the cash compensation; disbursement of the cash compensation	64
3.6.1	Legal framework	64
3.6.2	Disbursement of the cash compensation	65
3.7	Determining the share exchange ratio and cash compensation	66
3.7.1	Summary	66
3.7.2	Principles and methods of valuation	67
3.7.3	Valuation of the companies	70
3.7.4	Results of the evaluation of the company	78
3.7.5	Plausibility check of the valuation of the company	78
3.7.6	Determining the exchange ratio and cash compensation offer	80
3.7.7	Judicial review of the exchange ratio and cash compensation	80
3.8	Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading	83
3.8.1	Comments on the depositary interests (DIs)	83
3.8.2	Procedure for share exchange and settlement of fractional amounts	85
3.8.3	Information on stock exchange trading	87
3.9	Special rights and proposed measures pursuant to section 5(2)no.7 EU-VerschG, section 226(3) AktG in conjunction with section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010	89
3.9.1	Rights of existing major shareholders of bwin and PartyGaming	89
3.9.2	Measures relating to option holders	90
3.10	Effects of the merger on the employees of the companies involved	91
3.10.1	Effect of the merger on employees of bwin	91
3.10.2	Expected overall effects of the merger on the employees of the new bwin.party group	91
3.11	Effects of the merger on the creditors of the participating companies	93
3.11.1	Consequences of the demerger for bwin’s creditors	93

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3.11.2	Consequences of the merger for bwin’s creditors	94
3.11.3	Consequences of the merger for PartyGaming’s creditors	94
3.11.4	Description of creditor protection according to EU-VerschG	94
3.11.5	Enforcement of a monetary claim pursuant to Gibraltar law	95
3.12	Information on the amount of the nominal capital and appropriated reserves of the participating companies	97
4.	TAX CONSEQUENCES	98
4.1	Consequences for the companies involved	98
4.1.1	Consequences for bwin	98
4.1.2	Consequences for PartyGaming	99
4.2	Consequences for the shareholders of bwin and PartyGaming	99
4.2.1	Consequences for the shareholders of bwin	99
4.2.2	Consequences for the shareholders of PartyGaming	100
4.3	Stamp Duty Reserve Tax	100

Appendix 1	Investments currently held by bwin	102
Appendix 2	Direct investments held by bwin after demerger	104
Appendix 3	Investments held by PartyGaming	105
Appendiy 4	Investments held by bwin.party	107

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1.	INITIAL SITUATION AND RECOMMENDATIONS

The online gaming industry has been in a phase of consolidation for some time. As one of the leading providers, bwin Interactive Entertainment AG (“bwin”) has thoroughly reviewed a number of strategic options intensively in the past 18 months. A merger with PartyGaming Plc (“PartyGaming”) emerged as the best option from the point of view of the company and its shareholders (see item 3.2 [Key reasons for the merger]). The Management Board of bwin and the Board of Directors of PartyGaming, assisted by their advisers, have developed a structure for this transaction since last year and – after long negotiations – entered into a Merger Implementation Agreement on July 29th, 2010.

The Merger Implementation Agreement governs the basic features of the merger and its implementation, and also fixes the exchange ratio of 12.23 PartyGaming shares (after the merger; bwin.party shares) for each bwin share, as well as the future composition of the Board of Directors. At the same time as entering into this agreement, which – subject to approval by the general assemblies – binds the members of the Management Board of bwin and the Board of Directors of PartyGaming to execute the transaction, the main shareholders of both companies (including the Management Board of bwin and the Chief Executive Officer and Group Finance Director of PartyGaming) made a binding commitment to support the transaction. The development of the stock market prices of bwin and PartyGaming immediately after the announcement of the planned transaction on July 29th, 2010 have shown clearly that the financial markets also have a positive view of the subject merger.

The planned merger with PartyGaming is intended to create the world’s largest listed provider in the online gaming sector. Primarily, the strategic goal of the combined entity will be to attain and further consolidate its market leadership in the online gaming sector. Based on its detailed studies, whose results are presented in detail in the present report, the Management Board of bwin shares the opinion that the agreed exchange ratio is appropriate and the merger with PartyGaming meets the interests both of the company and its shareholders in the best way.

The members of the Management Board of bwin will accordingly propose the bwin shareholders’ approval of the merger at the general assembly to be hold on January 28th, 2011, and will vote for this proposal in their role as (indirect) shareholders of the company. For the reasons given in item 3.2 [Key reasons for the merger], the Management Board

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recommends the shareholders of bwin to join them in voting for both the merger and the preceding demerger in the general assembly.

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2.	SUMMARY OF THE STRUCTURE OF THE TRANSACTION

The Management Board of bwin and the Board of Directors of PartyGaming drew up a joint merger plan on December 20th, 2010 in compliance with section 5 EU-VerschG and Regulation 7 of the Gibraltar Companies (Cross-Border Mergers) Regulations 2010 (“CBM Regulations 2010”). This merger plan will be submitted to the general assemblies of bwin and PartyGaming for approval on January 28th, 2011.

bwin is currently not only the holding company for the bwin Group but also operationally active to a considerable extent. To achieve an adequate structure of the group, bwin’s operating business is to be transferred to bwin Services AG (FN 351580 f), having its registered office in Vienna at Börsegasse 11, 1010 Vienna, (“bwin Services AG”), a 100% subsidiary of bwin, by way of a demerger and acquisition by way of general legal succession (the “demerger”) prior to the implementation of the merger. For this purpose, the Management Boards of bwin and bwin Services AG drafted a Demerger and Acquisition Agreement on December 17th, 2010. After the demerger will have taken place, bwin shall retain only the assets listed in §4(10)(b) of the Demerger and Acquisition Agreement, including the participating interests in bwin Services AG. The demerger will be submitted for resolution to bwin’s general assembly, which is to be held on January 28th, 2011, and which shall also resolve the merger.

As a result of the planned merger of bwin and PartyGaming, bwin’s entire assets, which, after the effect of the demerger, shall largely comprise of participating interests, shall be transferred from bwin to PartyGaming by way of general legal succession, bwin simultaneously expiring. PartyGaming will change its name to bwin.party digital entertainment plc (“bwin.party”) in the course of the merger – corresponding approval by the general assembly provided. By way of compensation for their former bwin shares, bwin shareholders will receive new bwin.party shares to be created by bwin.party through a capital increase (for depositary interests, see items 3.3 [Procedure of merger] and 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

The merger of bwin and PartyGaming is intended to create the world’s largest listed online gaming company with (i) a well-balanced revenue base by product, territory

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and distribution channels; (ii) one of the largest pools of customer liquidity in online peer-to-peer games, (iii) an experienced management team, and (iv) a strong and stable capital structure. Besides extensive B2C activities, bwin.party will further be well positioned to expand its B2B and B2G (business to government) services to international customers and state gaming companies. It is also to be expected that the economies of scale created by the merger will enable bwin.party to play a significant role in future consolidation of the online gaming market, and will be well placed to develop potential new markets, including the USA. Finally, the planned merger will – in the view of the Management Board of bwin – create considerable synergy effects. For more details of the advantages of the merger, see item 3.2 [Key reasons for the merger].

The present merger report contains detailed information on the planned merger of bwin and PartyGaming, and is intended to serve as a basis for bwin’s shareholders to reach a decision at the impending general assembly. The following sections will explain and justify the legal and economic aspects of the participating companies, the expected consequences of the merger, the merger plan and specifically the exchange ratio of the shares, as well as the measures according to section 226(3) AktG, and the effects of the merger on creditors and employees of the companies involved in the merger, including the effects of the merger on employee claims under contract law.

It further explains in detail the effects of the merger on bwin shares and stock exchange trading, the key reasons for the merger, the procedure for the merger and the tax consequences of the merger, together with the determination of the cash compensation pursuant to section 10 EUVerschG. Finally, the report contains information on the depositary interests (DIs) to be granted in the course of the merger, and the amount of nominal capital and appropriated reserves of the participating companies.

The Board of Directors of PartyGaming has issued a separate merger report (Directors’ Report).

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3.	MERGER REPORT

3.1	Participating companies

3.1.1	bwin Interactive Entertainment AG

(i) Registered office, financial year and corporate objects

bwin Interactive Entertainment AG is a public limited company under Austrian law registered with the Commercial Court Vienna under FN 166449 d, having its registered office in Vienna at Börsegasse 11, 1010 Vienna. The company’s financial year is the calendar year, so that the closing date for the annual financial statements is December 31st.

bwin’s corporate objects according to section II of the articles are (i) to offer and enter into wagers and games (entertainment games) of all kinds, and specifically to offer and enter into sports bets and games via the Internet and other national and international digital networks, and to perform group management functions (with the exception of bets and games which are subject to the 1989 GSpG (BGBl 1989/620 as amended from time to time) and (ii) to engage in transactions and measures of all kinds which are necessary or helpful to achieve the corporate objects, and specifically opening branches and subsidiaries in Austria and abroad and taking participating interests in other companies. Banking activities are excluded.

bwin’s current business activities comprise marketing, including central brand management, finance, human resources operations (customer service), product management, payments (which are supported by a separate subsidiary, CQR Payment Solutions GmbH), IT operations, software development, corporate communication and regulatory affairs. bwin itself accordingly does not offer any wagers or games, the operating of betting and playing platforms, and through this offering wagers and games is rather carried out by bwin’s subsidiaries.

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(ii)	Business activities and participations

Business activities

bwin is the parent company of the bwin Group, offering on numerous platforms sports betting, poker, casino and other games, soft and skill games and audio and video streaming coverage of top sporting events in various languages and currency options on the Internet. The bwin Group has over 20 million registered customers in over 25 core markets. The operating business of the bwin Group is carried out by subsidiaries and associated companies on the basis of licences (specifically, licences in Gibraltar, Italy and France).

The bwin Group currently has around 1,600 employees (not counting freelancers), mostly in Austria, Italy, Sweden and Gibraltar. bwin’s shares (ISIN: AT0000767553) are listed for official trading on the Vienna Stock Exchange, are traded in the Prime Market segment, and are listed on ATX, the benchmark index of the Vienna Stock Exchange.

The bwin Group offers its services through its own bwin platforms and also through secondary brands and partnerships. In addition to business to consumer (“B2C”) products and services, the bwin Group offers software licences and solutions to third-party companies which the latter can use to operate platforms under their own names (business to business, “B2B”). bwin also has its own payment service provider, a wholly-owned indirect subsidiary, CQR Payment Solutions Ltd, licensed by the UK’s Financial Services Authority.

bwin’s main markets are Germany (approx. 30.5% of net gaming income [this is gross gaming income less specific costs, such as gaming levies on the products, licence fees and bonuses paid to customers] in FY 2009), Greece (approx. 11.4% of net gaming income in FY 2009), Italy (approx. 9.5% of net gaming income in FY 2009) and France (approx. 6.9% of net gaming income in FY 2009). Excluding B2B business, bwin earned approx. 94% (90% including B2B business) of its net gaming income in FY 2009 in the European Union.

The bwin Group currently offers products in the following segments:

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Sports betting: Sports betting is the core business of the bwin Group. The extensive product range includes soccer, basketball, handball, beach volleyball, tennis, motor sports, American football, baseball, ice hockey

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and downhill skiing, with the focus on soccer betting. Internationally experienced bookmakers offer up to 30,000 bets a day for over 90 different sports. The bwin Group offers its bets in 21 different languages and 18 different currencies. In 2009, the bwin Group earned 52.2% of its net gaming income from sports betting.

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Poker: Online poker is a multiplayer online game in which players compete live at virtual poker tables (either individually – in ring games – or in tournaments). Through its subsidiary Ongame Network Limited, bwin operates one of the biggest online poker networks in Europe, and has regional poker networks in Italy and France as well. In the first quarter of 2009, the various poker labels operated by bwin were successfully merged as bwin-Poker, so that bwin’s poker segment is now benefiting from increased customer liquidity, an improved cost structure and the strong “bwin” brand. In 2009, the bwin Group earned 24.0% of its net gaming income from poker.

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Casino and other games: The bwin Group also offers its customers an extensive range of online casino games, specifically on the websites www.bwin.com and www.betoto.com. The casino games include roulette, blackjack, baccarat, dice games and slot machines. In contrast to sports betting and poker, the bwin Group does not develop or own casino software, which it has been purchasing for over five years from two companies specialising in developing casino software. Except in tournaments, the winner is determined by random number generators which are regularly checked by internationally recognised audit companies for gaming and betting systems. In tournaments, all the bets are paid into a pool and subsequently divided between winners according to the relevant distribution table. The bwin Group offers its casino products in 21 different languages and 18 different currencies. The product sub-group “games” includes games of chance, skill games, minigames and backgammon. In 2009, the bwin Group earned 23.8% of its net gaming income from the “casino and other games” segment.

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Bingo: In December 2009, the bwin Group launched its first bingo product through its subsidiary Gioco Digitale S.r.l., specially conceived and developed in house for the Italian market. This product enabled the bwin Group to capture a significant share of the Italian bingo market. In

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the first nine months of FY 2010, the bwin Group earned approx. 2.7% of its net gaming income from the bingo segment.

Promotion of sports has always been part of bwin’s corporate philosophy. This includes sponsoring of various popular and competitive sports, with the emphasis on European soccer. Among other things, bwin is the football shirt sponsor of the Real Madrid soccer club, a premium partner of FC Bayern München, a name sponsor for various MotoGP races, official partner of the international basketball association FIBA, a name sponsor for the second Italian soccer division (Serie bwin), title sponsor of the Portuguese soccer championship and a sponsor of the Hahnenkamm downhill race in Kitzbühel.

As an online gaming pioneer, bwin has not only brought enthusiasm for games and betting to the Internet, but it has also accepted the accompanying responsibility and concerned itself intensively with issues of security, research, prevention and intervention in cases of addiction to gambling. In this connection, bwin has established its own Corporate Social Responsibility (CSR) department to ensure that the product range is responsibly structured. This includes e.g. ongoing evaluation and modification of internal processes and reorienting marketing initiatives on the basis of up-to-date results from gambling addiction research and prevention. The key elements in bwin’s CSR measures include the protection of minors, protection against manipulation and prevention of gambling addiction and problematic gaming behaviour. bwin has been cooperating since 2005 with the famous Harvard Medical School in the field of addiction research. All bwin employees are required to pass the EMERGE programme, an e-learning programme developed by Harvard Medical School which covers the basics of gambling and responsible playing.

bwin is, as PartyGaming, a member of the European Gaming and Betting Association (EGBA), an industry association of leading licensed and regulated European online gaming and gambling providers supporting a regulated online gaming and gambling market subject to fair competition.

Participating interests

Appendix 1 to the present report contains a list of companies in which bwin currently has a (direct or indirect) participating interest.

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As the demerger precedes registration of the effectiveness of the merger of bwin and PartyGaming (see item 3.3 [Procedure for merger]), only those participating interests identified as residual assets in §4(10)(b) of the Demerger and Acquisition Agreement (see item 3.3.1b [Key elements of the Demerger and Acquisition Agreement]) are transferred directly to PartyGaming in the course of the merger by way of general legal succession. A list of the participating interests to be transferred in the course of the merger is attached to the present report as Appendix 2.

(iii)	bwin’s share capital and shareholders

Share capital

bwin’s share capital is currently EUR 36,066,041 and is divided into 36,066,041 no-par bearer shares. The present share capital comprises the share capital already entered in the company register of EUR 35,717,696 and the 348,345 no-par shares with a pro rata nominal value of EUR 1.00 issued since January 1st, 2010 for employee stock options according to section 159(2)no.3 AktG. All shares issued in FY 2010 from contingent capital according to section 159(2)no.3 AktG are reported in January 2011 for entry in the company register in accordance with section 168 AktG. Each share carries one vote at the bwin general assembly.

Employee Stock Option Plan and performance-related options

bwin’s Management Board and Supervisory Board set up an Employee Stock Option Plan (“ESOP”) before the IPO. The ESOP was approved by the general assembly on February 8th, 2000, and has since been revised and increased in amount several times. At the 2008 annual general assembly, the ESOP was modified so that in future only company employees – however no longer members of the Management Board – would be beneficiaries. Employee options under the ESOP are met from the contingent capital in accordance with section 159(2) no.3 AktG.

Furthermore, the members of bwin’s Management and Supervisory Boards and other individuals were granted performance-related stock options totalling 1,728,436, of which 1,571,766 have become vested, 50,000 options were cashed in and the remaining 106,670 options have lapsed. The vested options must be met from authorised capital.

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Authorised capital

The Management Board is authorised until May 21st, 2012 to increase the company’s share capital by EUR 13,942,000 at the most (this corresponds to the original authorisation granted by the general assembly of May 22nd, 2007 to the Management Board (subject to Supervisory Board approval) to increase the share capital by a total of EUR 16,300,000, less EUR 2,358,000 in capital increases already carried out) in a number of tranches through the issue of up to 13,942,000 no-par bearer shares for payment in cash or kind, including under partial or total exclusion of shareholder subscription rights. In case of necessity, the Management Board is further authorised in agreement with the Supervisory Board to determine the conditions of issue as required, and specifically the issue price, nature of contributions in kind, content of share rights and exclusion of subscription rights together with any issue of shares through indirect subscription rights. The Supervisory Board is authorised to adopt amendments to the articles arising out of the issue of shares from authorised capital.

Contingent capital

The share capital has been conditionally increased in accordance with section 159(2) no.3 AktG by EUR 3,270,000 at the most through the issue of up to 3,270,000 no-par bearer shares, whereby this increase may only be carried out to the extent that employees and executives of the company or employees, executives or members of the management board of an affiliated company exercise the stock options granted to them and their right to subscribe to the company’s shares. The newly issued shares from the contingent capital increase are entitled to dividend in both the financial year in which they are issued as well as the preceding financial year, provided that no resolution has been adopted on the distribution of the net income for that financial year. The total issue price of the new shares is based on the granted stock options and corresponds to the average closing price of the company’s shares on the five trading days before grant of the options, or at least on the share in share capital arithmetically attributable to the new shares. The Supervisory Board is authorised to adopt amendments to the articles arising out of the issue of shares from the contingent capital.

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At the time of the present report, the contingent capital in accordance with section 159(2) no. 3 AktG has been used to the extent of EUR 977,323 by the issue of 977,323 no-par shares.

The share capital of the company can further be increased by up to EUR 4,500,000 through the issue of up to 4,500,000 no-par bearer shares for issue to creditors of convertible bonds, which the Management Board was authorised to issue by the general assembly on January 27th, 2006. The capital increase may only be carried out to the extent that the creditors of convertible bonds make use of their right to subscribe to and/or exchange for shares of the company. The issue price is calculated by the volume-weighted average price on the Vienna Stock Exchange on the day of the grant between the start of trading and pricing the convertible bond plus premium (average price plus premium gives the conversion price of the convertible bond). The amount of the premium is determined by the market conditions prevailing at the time of issue. The newly issued shares from the contingent capital increase are entitled to dividend in both the financial year in which they are issued as well as the preceding financial year, provided that no resolution has been adopted on the distribution of the net income for that financial year. The Board of Directors is authorised to determine the further details of the contingent capital increase and its execution. The Supervisory Board is authorised to adopt amendments to the articles arising out of the issue of shares from the contingent capital increase.

At the time of the present report, bwin has not issued any convertible bonds. The Management Board will not make any use of the authorisation given on January 27th, 2006 subject to approval by the Supervisory Board to issue convertible bonds.

Authorisation to buy treasury stock

The annual general assembly held on May 18th, 2010 authorised bwin’s Management Board (i) to buy up to 10% of the company’s bearer shares during a period of 30 months from the date of the resolution at a purchase price of at least EUR 1 and no more than EUR 150 per share, whereby this is limited to a 10% share of treasury stock in the share capital and (ii) to cancel shares or, with the approval of the Supervisory Board, to decide by and including May 17th, 2015 on a form of disposal of treasury shares other than on the stock exchange or by public offer, also including partial or total exclusion of share-

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holder subscription rights, whereby this authorisation can be exercised once or several times and in whole or in part.

At the time of the present report the company holds 153,586 treasury shares.

Major shareholders

Shareholder	% share in bwin share capital

Androsch Privatstiftung (together with AIC Androsch International Management Consulting GmbH and Dkfm. Dr. Hannes Androsch)	8,8

New Media and Gaming Holding Limited (wholly owned by Manfred Bodner and Mag. Norbert Teufelberger)	5,6

(iv)	bwin organs

Besides the general assembly, bwin’s organs are the Management Board and Supervisory Board.

Management Board

bwin’s Management Board consists of Manfred Bodner, born on October 21st, 1962, and Mag. Norbert Teufelberger, born on March 19th, 1965. The term of office of both Management Board members ends on December 31st, 2012.

Supervisory Board and Audit Committee

bwin’s Supervisory Board has the following members:

Name	Age	First appointed	End of term of office

Dr. Hannes Androsch	72	16.5.2003	Annual general assembly 2015
Chairman of the Supervisory Board
Dr. Alexander Knotek	59	16.5.2003	Annual general assembly 2011
Deputy Chairman
Mag. Helmut Kern	45	14.5.2004	Annual general assembly 2015
Dr. Georg Riedl	51	10.5.2005	Annual general assembly 2014
Mag. Herbert Schweiger	49	22.5.2007	Annual general assembly 2012
Per Afrell	53	22.5.2007	Annual general assembly 2012

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bwin also has also formed an Audit Committee (chairman: Mag. Helmut Kern).

3.1.2	PartyGaming Plc

	(i)	Registered office, financial year, tax concessions and corporate objects

PartyGaming Plc is a public limited company under Gibraltar law registered with the Gibraltar Registrar of Companies under 91225, having its registered office in Gibraltar at Suite 711, Europort, Gibraltar. Under section 355 of the Treaty on the Functioning of the European Union, Gibraltar is part of the European Union, as it is a European sovereign territory whose foreign relations are handled by the United Kingdom of Great Britain and Northern Ireland. The company’s financial year is the calendar year, so that the closing date for the annual financial statements is December 31st.

PartyGaming and the majority of its subsidiaries are tax exempt until December 31st, 2010 in accordance with the Gibraltar Companies (Taxation and Concessions) Act. From January 1st, 2011, PartyGaming is subject to the Gibraltar Income Tax Act 2010. In accordance with the Income Tax Act 2010, all companies registered in Gibraltar are subject to corporation tax at 10% on all profits earned in Gibraltar. PartyGaming will, however, be entitled to deduce certain allowances, deductions and concessions in calculating profit, such as foreign taxes eligible for credit, which are paid in a country or territory outside Gibraltar.

The provisions on PartyGaming’s corporate objects are contained in PartyGaming’s memorandum of association. The relevant provisions of the memorandum are generally formulated, so that the activities of PartyGaming are not subject to statutory restrictions.

	(ii)	Business activities and participations

PartyGaming is a company which has been listed on the London Stock Exchange since 2005 and is active in the online gaming sector, offering a wide range of games through its own PartyGaming platforms and through secondary brands and partnerships. On PartyGaming’s game platforms adults can

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choose from a wide range of games, languages and currencies. In addition to business to consumer (B2C) products and services, PartyGaming offers software licences and solutions to third-party companies which the latter can use to operate their own platforms (business to business, “B2B”).

The PartyGaming Group holds gambling licences in Italy, France, Alderney and Gibraltar.

The PartyGaming Group currently has some 1,300 employees at the head office in Gibraltar, outsourced units in India, and operating establishments in Europe, Israel and the USA.

PartyGaming’s main markets are Germany (approx. 18.4% of net gaming income in FY 2009), the UK (approx. 15.5% of net gaming income in FY 2009) and Canada (approx. 13.6% of net gaming income in FY 2009). In all, PartyGaming earned approx. 67.8% of its net gaming income in FY 2009 in the European Union.

PartyGaming currently offers products in the following segments:

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Poker: Online poker is a multiplayer online game in which players compete live at virtual poker tables (either individually or in tournaments). In 2009, PartyGaming was the online poker provider with the highest customer liquidity (exclusive of US online poker sites). In 2009, PartyGaming earned 44.2% of its net gaming income from poker.

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Casino and other games: With its premium brand PartyCasino (www.PartyCasino.com), PartyGaming has an online casino offering over 160 different games (such as blackjack, roulette, slot machines, dice games and baccarat). Except for tournament games, the winner is determined by random number generators. In tournaments, all the bets are paid into a pool and subsequently divided among winners according to the relevant distribution table. PartyGaming currently offers its casino products in 14 languages and eight different currencies. In 2009, PartyGaming earned 44.1% of its net gaming income from the “casino and other games” segment.

–	Bingo: Online bingo is still a relatively small market, but is growing rapidly. Since its acquisition of Cashcade Limited in July 2009, PartyGam-

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ing has been the market leader in the online bingo segment. PartyGaming has a large number of bingo sites, such as FoxyBingo, PartyBingo and Cheeky Bingo. In 2009, PartyGaming earned 7.4% of its net gaming income from the bingo segment.

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Sports betting: PartyGaming offers sports betting through its Internet sites www.gamebookers.com and www.partybets.com. In 2009, sales from sports betting accounted for 4.3% of PartyGaming’s net gaming income.

PartyGaming advertises its brand and products through targeted sponsoring in various regional markets. For example, PartyGaming has contracted Francesco Totti, captain of AS Roma, and Bruno Solo, a well-known French actor, as endorsers of the “PartyPoker” brand.

PartyGaming is aware of the responsibility that accompanies its business model, which is why it voluntarily established an Ethics Committee whose function is to ensure compliance with ethical and social standards. Since 2005, PartyGaming’s internal procedures and controls have been regularly reviewed by GoodCorporation, an organisation which provides an independent and confidential review of the ethical standard of management’s actions. PartyGaming has also adopted the code of conduct of GamCare, a charitable association which promotes responsible action in the gaming sector; among other things, this code calls for establishing individual player limits and controls on the length of time a user plays.

Like bwin, PartyGaming is a member of the EGBA, which supports a regulated online gaming and gambling market subject to free competition.

Participating interests

Appendix 3 to the present report contains a list of companies in which PartyGaming currently has a (direct and indirect) participating interest.

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(iii)	PartyGaming’s share capital and shareholders

Capital and depositary interests

The authorised share capital of PartyGaming is currently GBP 105,000, divided into 700,000,000 ordinary shares with a par value of GBP 0.00015. As at December 17th, 2010 PartyGaming’s issued share capital amounts to 413,061,701 registered ordinary shares.

As PartyGaming is not a public limited company registered in the UK, transactions in PartyGaming shares cannot be directly processed electronically through the CREST system (the London Stock Exchange clearing system). To make electronic trading in PartyGaming shares through the CREST system possible, PartyGaming has entered into depositary interest arrangements with Capita IRG Trustees Limited. Based on these agreements, Capita IRG Trustees Limited issues depositary interests (“DIs”) representing PartyGaming shares to PartyGaming shareholders wishing to hold and transfer their PartyGaming shares through the CREST system, who transfer the corresponding PartyGaming shares to Capita IRG Trustees Limited for safekeeping. Independently of the possibility of trading DIs on the London Stock Exchange through the CREST system, PartyGaming shareholders are entitled at any time to require the deregistration of the DIs in the CREST system and physical delivery of their PartyGaming shares by their depositary bank (for more detail, see item 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

Major shareholders

According to bwin’s information, as at December 17th, 2010, the following companies hold (directly or indirectly) 3% or more of the issued PartyGaming shares:

Shareholder	% share in PartyGaming share capital

Emerald Bay Limited	14.16
Stinson Ridge Limited	14.16
FIL Limited	10.02
Janus Capital Management LLC	7.07
Prudential plc	5.68
Legal & General Group plc	5.09
BlackRock, Inc.	5.00

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Shareholder	% share in PartyGaming share capital

(iv)	Board of Directors and committees

PartyGaming’s Board of Directors has the following members:

Member, position	Age	First appointed	End of term of office

Rod Perry	65	May 2005	Annual general assembly 2011
Non-Executive Chairman
Jim Ryan	49	June 2008	Annual general assembly 2012
Chief Executive Officer
Martin Weigold	45	January 2005	Annual general assembly 2011
Group Finance Director
Tim Bristow	55	May 2007	Annual general assembly 2013
Independent Non-Executive Director
Lord Moonie	63	December 2007	Annual general assembly 2013
Independent Non-Executive Director
Rami Lerner	56	March 2009	Annual general assembly 2012
Non-Executive Director

PartyGaming’s articles currently provide that (i) a member of the Board of Directors elected by the Board of Directors under the articles must stand for re-election at the following annual general assembly, (ii) each member of the Board of Directors whose last (re)election at the beginning of an annual general assembly was three or more years ago must stand for re-election at the next annual general assembly, and (iii) that one third of the members of the Board of Directors must stand for re-election at each annual general assembly. From January 2011, all members of the Board of Directors must stand for re-election at each annual general assembly in accordance with the provisions of the UK Corporate Governance Code.

PartyGaming has further established (i) a compensation committee (chair: Lord Moonie), (ii) a nominating committee (chair: Rod Perry), (iii) an audit committee (chair: Tim Bristow) and an ethics committee (chair: Tim Bristow).

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3.1.3	bwin.party digital entertainment plc

	(i)	Registered office, financial year, corporate objects and corporate governance

As soon as a copy of the ruling authorizing the merger, issued by the Gibraltar High Court (approving the merger in accordance with Regulation 16 of the CBM Regulations 2010), has been submitted to the Registrar of Companies in Gibraltar for entry in the Gibraltar Register of Companies, and the ruling is final and absolute, the assets of bwin (as existing after the merger is legally valid) including debts pass to PartyGaming by way of general legal succession, and PartyGaming changes its name to bwin.party digital entertainment plc, assuming approval by the PartyGaming shareholders in the general assembly approving the merger. The legal entity of PartyGaming (after the merger: bwin.party) will not change as a result of the merger. bwin.party will accordingly continue to be a public limited company under Gibraltar law registered with the Gibraltar Registrar of Companies under 91225, having its registered office in Gibraltar at Suite 711, Europort, Gibraltar. The company’s financial year is the calendar year, so that the closing date for the annual financial statements is December 31st.

The provisions on the corporate objectives of bwin.party will be contained in the memorandum of association of bwin.party as amended as a result of the merger. The relevant provision of the memorandum will be formulated in a general manner, so that the activities of bwin.party are not subject to statutory restrictions.

bwin.party will continue to be subject to the licensing, prospectus, disclosure and transparency rules of the UK Financial Services Authority and will comply with the provisions of the UK Corporate Governance Code or explain the reason for diverging therefrom.

	(ii)	Listing of bwin.party shares

In accordance with the Listing Rules of the UK Financial Services Authority, the planned merger qualifies as a reverse takeover. This means that besides (i) the bwin.party shares to be issued as a result of the capital increase which bwin shareholders who do not exercise their right to a cash settlement will receive in the course of the merger in exchange for their bwin shares, (ii) the PartyGaming shares already issued and listed on the Official List – Premium

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Listing must be listed again on the London Stock Exchange Official List. PartyGaming will accordingly submit an application to the Financial Services Authority to re-list the existing PartyGaming shares and list the new bwin.party shares issued for the capital increase on the London Stock Exchange Official List. Directly prior to re-listing and listing of the bwin.party shares, the UK Financial Services Authority will withdraw the listing for the existing PartyGaming shares.

(iii)	Strategy and participations

Strategy

The strategic goal of bwin.party will be to ensure that the existing operations quickly develop as expected and that the synergies due to the merger are materialized as planned. The prime strategic objective of the combined entity will be to attain and expand market leadership in the online gaming segment. The long term business strategy of bwin.party will combine the key points of the strategies of bwin and PartyGaming, not least due to the complementarity of bwin and PartyGaming in terms of product range and geographical focus of the companies.

The key elements of the strategy of bwin.party are:

–

Focus on regulated markets and markets where regulation is foreseeable: The regulatory landscape of the online gaming industry has evolved rapidly in recent years. While the passing of the Unlawful Internet Gambling Enforcement Act in the USA in October 2006 was a serious setback for the online gaming industry, the latest developments in Europe are very positive. In the European Union, in addition to the United Kingdom, there are now regulatory regimes for online gaming in both Italy and France, where both PartyGaming and bwin hold local licenses. It is expected that Denmark will also introduce a regulatory framework for online gaming in 2011 and that other European countries, such as Greece, Spain and Germany will follow suit. bwin’s Management Board believes that the positive impact on revenue of moving the business activity to countries with regulated online gaming regimes and where licensed online gaming operators will be able to market their authorised products, could be significant. It is against this background that bwin’s Management Board believes that by focusing on regulated and

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soon-to-be-regulated markets, bwin.party will be able to leverage its scale, brand strength and large customer base.

–

Organise the combined entity along key product verticals: bwin.party shall be organised corresponding to its four product segments (sports betting, poker, casino and other games as well as bingo). This shall ensure that each management team in charge of a specific product segement has full profit and loss responsibility for its respective product segment. It is also planned for each product segment to be operated via its own platform combining the best elements of the existing bwin and PartyGaming platforms.

–

Maximum customer satisfaction and trust in core brands: By offering attractive and competitive online gaming products, it is planned that bwin.party will increase customer trust in bwin.party’s core brands, and thus achieve a significant market share in all major markets.

–	Establishing a combined B2C range: After the merger becomes legally effective, bwin.party will develop a B2C product range combining the ranges of bwin and PartyGaming.

–

Expand B2B and B2G activities: The primary goal of bwin.party will continue to be to offer Internet users directly a varied and high quality range of online gaming products. Due to the regulation of the online gaming market to be expected in a number of countries and the lower number of providers of B2B or B2G (“business to government”) services in the online gaming sector, bwin and PartyGaming believe there will also be increased opportunities in the next few years to collaborate with other companies and state providers. In this sector bwin.party will concentrate on the cooperation with strategic partners, which can enhance bwin.party’s presence in regulated markets and markets where regulation is foreseeable.

–

Positioning of bwin.party for its entry into the US market: Currently, several draft laws on regulating the online gaming market are under discussion in the USA. bwin and PartyGaming are in talks with various US licensed gaming companies on entering into possible joint ventures if the online gaming market is opened up in the USA. These negotiations will be conducted in future by bwin.party with the goal of being

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able to offer its products as a licensed provider of online gaming in the USA.

–	Utilising new distribution channels: bwin.party will utilise accelerating technological progress (see e.g. the evolution of smart phones) to develop new distribution channels.

–

Investment in future developments by establishing an R&D lab: To ensure its competitiveness, bwin.party will establish its own R&D lab. This will be staffed with some of the most talented and creative employees and will have financial independence to develop new products and technologies on the basis of its own infrastructure.

–

Development of long-term partnerships with sports organisations: Sports is a key part of the social fabric of many countries. Given the current strong links between the betting industry and many sports, the combined entity plans to establish close relationships and partnerships with major sporting organisations around the world. This is expected to contribute not only to the further development of the sports betting industry but also to guarantee the preservation of integrity in sports.

–

Participation in the future consolidation of the online gaming sector: bwin.party will, if suitable opportunities arise, also participate in the future consolidation of the online gaming market; such consolidation is particularly expected in view of the advancing regulation of the online gaming market and increased growth of national gaming brands.

–

Sale of surplus software and infrastructure: After the merger, the Management Board of bwin believes that certain software and infrastructure belonging to bwin and PartyGaming will no longer be needed. bwin’s Management Board and Party Gaming’s Board of Directors expect that the sale of such assets can under certain circumstances generate revenue which can subsequently be reinvested.

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Participating interests

Appendix 4 to the present report contains a list of companies in which bwin.party will have a (direct or indirect) participating interest once the merger is legally effective.

(iv)	bwin.party’s share capital and shareholders

Share capital and DIs

Directly after the merger becomes legally effective, the authorised share capital of bwin.party will amount to GBP 225,000, divided into 1,500,000,000 registered ordinary bearer shares with a par value of GBP 0.00015. Assuming that no bwin shareholders exercise their right to a cash compensation and the share capital of the companies involved does not undergo any change after December 17th, 2010, the issued share capital of bwin.party at this time will be about 852,271,026 registered ordinary shares.

As bwin.party will not be a public limited company registered in the UK, transactions in bwin.party shares cannot be directly processed electronically through the CREST system (the London Stock Exchange clearing system). However, PartyGaming has entered into depositary interest arrangements with Capita IRG Trustees Limited which will make electronic trading with bwin.party shares through the CREST system possible. According to these agreements, Capita IRG Trustees Limited issues depositary interests (DIs) representing bwin.party shares to bwin.party shareholders wishing to hold and transfer their bwin.party shares through the CREST system, who transfer the corresponding bwin.party shares to Capita IRG Trustees Limited for safekeeping. Independently of the possibility of trading DIs on the London Stock Exchange through the CREST system, bwin.party shareholders will be entitled at any time to require the deregistration of the DIs in the CREST system and physical delivery of their PartyGaming shares by their depositary bank (for more detail, see item 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

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Major shareholders

Directly after the merger becomes legally effective and based on capital of 852,271,026 ordinary shares, the following companies will probably have a direct or indirect holding of 3% or more of the share capital of bwin.party:

Shareholder	% share in PartyGaming’s capital stock [1]

Emerald Bay Limited	6.9
Stinson Ridge Limited	6.9
FIL Limited	4.9
Androsch Privatstiftung	4.5
Janus Capital Management LLC	3.4

(v)	Board of Directors and committees

Board of Directors

bwin and PartyGaming have agreed on a balanced membership of the Board of Directors. After the merger is legally effective, the Board of Directors of bwin.party will have the following members:

Member, position	Age	End of term of office

Simon Duffy	60	Annual general assembly 2011
Chairman
Jim Ryan	49	Annual general assembly 2011
Joint CEO
Mag. Norbert Teufelberger	45	Annual general assembly 2011
Joint CEO
Martin Weigold	45	Annual general assembly 2011
Chief Financial Officer
Joachim Baca	39	Annual general assembly 2011
Chief Operating Officer
Per Afrell	53	Annual general assembly 2011
Independent Non-Executive Director
Manfred Bodner	48	Annual general assembly 2011
Non-Executive Director
Tim Bristow	55	Annual general assembly 2011
Independent Non-Executive Director
Mag. Helmut Kern	45	Annual general assembly 2011
Independent Non-Executive Director

1 In calculating the percentages it is assumed that in the period between December 17th, 2010 and the legal effectiveness of the cross-border merger (i) none of the companies listed buys or sells shares in bwin or PartyGaming and (ii) neither bwin nor PartyGaming carry out a capital increase or decrease. It is further assumed that no bwin shareholders exercise their right to cash compensation.

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Member, position	Age	End of term of office

Rami Lerner	56	Annual general assembly 2011
Non-Executive Director
Lewis Moonie	63	Annual general assembly 2011
Independent Non-Executive Director
Rod Perry	65	Annual general assembly 2011
Deputy Chairman and Senior
Independent Director
Dr. Georg Riedl	51	Annual general assembly 2011
Non-Executive Director

If Androsch Privatstiftung holds less than 3% of the capital stock of bwin.party at the time the merger becomes legally effective, Dr. Georg Riedl would be regarded as an independent non-executive director of bwin.party in the sense of the applicable UK Corporate Governance provisions.

The remuneration of the members of the bwin.party Board of Directors will be disclosed in § 4(7) of the joint merger plan (cf. also item 3.5 [Explanation of the merger plan]).

Committees

bwin.party will have the following committees:

–

Audit committee: The audit committee will deal with controlling, reporting, internal and external audit, the scope and results of audits, the independence and objectivity of auditors, the regulatory situation and various risks of bwin.party. The audit committee will be chaired by Mag. Helmut Kern.

–

Compensation committee: The compensation committee will deal with the compensation policy of bwin.party and the compensation and creation of incentives for managers. The compensation committee will be chaired by Rod Perry.

–	Nominating committee: The nominating committee will make suggestions on the composition and membership of the Board of Directors. The nominating committee will be chaired by Simon Duffy.

–	Ethics committee: The ethics committee is intended to ensure that regulations and effective controls are implemented on the following is-

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sues (amongst others): (i) responsible gaming, including protection of minors, (ii) compliance with the regulatory provisions under gaming licences, (iii) prevention of money laundering, (iv) fairness and integrity of the gaming system, (v) protection of privacy, data protection, (vi) compliance with labour law and health and safety regulations, and (vii) donations for charitable purposes. The ethics committee will be chaired by Tim Bristow.

–

Integration committee: The integration committee is intended to ensure the rapid and efficient integration of bwin and PartyGaming, together with optimal implementation of synergies. The integration committee will be chaired by Manfred Bodner.

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3.2	Key reasons for the merger

The online gaming industry has developed since the mid-1990s and has grown continually ever since. Growth was driven primarily by the increasing use of broadband Internet, substantial marketing investment by the leading online gaming companies, the creation of legislative frameworks by a number of countries, and growing consumer trust in e-commerce. According to H2 Gambling Capital Consultants (H2GC), gross gaming income from online gaming worldwide (excluding sales in the USA) grew from an estimated EUR 3.4 billion in 2003 to EUR 13.9 billion in 2009, and is expected to be approx. EUR 20.1 billion a year by 2012.

While the regulatory environment for online gaming is still characterised by different regulations, more and more countries are recognising the popularity of online gaming and are creating suitable legal frameworks or presenting draft legislation in this regard. The goal is to protect consumers, ensure the security of the service, increase tax revenue and ensure competition between providers. In view of the latest rulings by the European Court of Justice (see the comments in the section “Regulatory Environment” in bwin’s quarterly report for the third quarter and first nine months of 2010, available at www.bwin.org) and initiatives by the European Commission (including the planned publication of a Green Book on online gaming), it can be assumed (in the view of the bwin Management Board) that the trend towards regulation will pick up in the next few months and that online gaming providers in different countries will face different regulatory requirements and product licensing, and that systems will be established within which private and state providers can compete with each other.

In the view of the bwin Management Board it can be assumed that consolidation of the online gaming market will occur in the next few years as a result of (i) domination by well-known and established Internet sites and (ii) corporate mergers and acquisitions. Historically speaking, the most important factors for success for companies in the online gaming industry were (i) the so-called “first mover advantage”, (ii) a critical mass of users (liquidity), (iii) attractive and scalable technology, (iv) innovative marketing campaigns, (v) an experienced management and (vi) products available in a large number of languages and currencies.

In view of this environment, bwin and PartyGaming believe that the merger is the right step for both companies and their shareholders representing a major opportu-

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nity for the future. The merger of the complementary strengths and business models of bwin and PartyGaming results in:

•	The world’s largest listed online gaming company

Upon legal effectiveness of the merger, bwin.party will be the world’s largest listed company in the online gaming business with market leading positions in each of its four product segments (poker, sports betting, casino and games as well as bingo).

Without allowing for the synergies resulting from the merger, bwin.party would have had unaudited pro forma net sales in 2009 of EUR 696,200,000 (EBITDA: EUR 149,700,000).

•	A well-balanced revenue base by product, market and distribution channel

The geographical focus and product ranges of PartyGaming and bwin are largely complementary (see item 3.1 [Participating companies]). The merger of the two companies will produce a more balanced consistency of sales, both in the main markets and in the product ranges.

Based on the pro forma net sales, bwin.party’s main markets in 2009 were Germany (25.5% of sales), the U.K (10.3% of sales, Canada (9% of sales), Italy (6.5% of sales), and the Netherlands (6% of sales). bwin.party’s pro forma net sales in 2009 showed the following consistency by product segment: Poker: 34.2% of pro forma net sales, sports betting: 28.8% of pro forma net sales, casino and other games: 33.7% of pro forma net sales and bingo: 3.3% of pro forma net sales.

•	A good starting position for further development of bwin.party’s B2B and B2G services for international customers and state providers.

•	Estimated gross annual pre-tax synergies of approximately EUR 55,000,000

The bwin Management Board believes that the merger will achieve gross pre-tax cost synergies (before amortisation) of up to EUR 42,000,000 per annum.

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These synergies are the result (amongst others) of (i) removal of duplicated costs, (ii) scale economies of purchasing and (iii) the merger of the IT platforms of bwin and PartyGaming.

Further synergies probably worth at least EUR 13,000,000 per annum will arise (in the view of the bwin Management Board) as a result of the following measures and effects (amongst others): (i) Cross-selling best-of-breed games across both bwin’s and PartyGaming’s customer basis, (ii) improving the margin in PartyGaming’s sports betting business by bringing it up to bwin’s margin, (iii) exploiting new distribution channels (e.g. mobile phones) and (iv) improved international coverage that is likely to have a positive impact on the B2B business.

Some 80% of the total synergies should be used in 2012. Over a two-year period after legal effectiveness of the merger, all synergies should be fully implemented.

•	One of the largest pools of customer liquidity in online peer-to-peer gaming

A large number of customers is decisive in particular for the success of peer-to-peer games like poker and bingo in particular. It can accordingly be expected that the merger will make the poker and bingo products of bwin.party even more attractive to customers. The increased liquidity will also contribute to making even larger jackpots in casino and bingo games possible, which, in turn, will increase the appeal of the games.

In addition, a strong sports betting business will diversify bwin.party’s risk, reduce the volatility of gross profits and ensure the competitiveness of the odds offered.

•	An experienced and highly qualified team of managers

As the online gaming market has expanded so the need for highly-skilled executives has also increased. The management teams of both PartyGaming and bwin are already recognised as two of the most experienced in the industry. By combining these two teams, it is expected that the combined entity will become a first choice for the industry’s most talented executives and this could further improve the combined entity’s ability to innovate and expand.

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In addition, bwin.party succeeded in attracting an experienced and internationally recognised figure as an independent chairman of the Board of Directors in the person of Simon Duffy. From 2007 to 2008, Simon Duffy was CEO of Tradus PLC (previously QXL Ricardo PLC), a leading online retail company in Central and Eastern Europe, and before that he was executive vice-chairman of ntl:Telewest Inc. (now Virgin Media Group). Before that he was chairman, CEO and COO of ntl Inc., a company listed on NASDAQ that has become the most important component of the Virgin Media Group. Before joining ntl, Simon Duffy was CFO of the cell phone group Orange SA. Simon Duffy has an MA from Oxford and an MBA from the Harvard Business School, where he was a Harkness Fellow.

•	A strong and stable capital structure

bwin.party will benefit from a strong balance sheet which will enable the company to further drive growth in a highly competitive market.

The bwin Management Board believes that bwin.party with its strong and stable capital structure will be well placed to access the capital markets to fund future investments.

•	A good starting position for the progressing consolidation of the online gaming market

To achieve significant market shares in newly regulated markets (and markets where regulation is foreseeable), the bwin Management Board believes that the acquisition of existing companies will in the future under certain circumstances be preferable to direct investment. Due to the economies of scale resulting from the merger, the increased cashflow and the management expertise, bwin.party will be well placed to continue to participate in the progressing consolidation of the online gaming industry.

•	A good starting position for developing new markets, including the USA

Besides its leading market position in sports betting, casino and other games and bingo, bwin.party will play an important market leadership role, particularly in the promising online poker segment, due to (i) proven and scalable

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technologies and (ii) its world-famous poker brands “PartyPoker.com”, “World Poker Tour” and “pokerroom.com”. A market entry in the USA should also be facilitated by (i) a planned partnership with an existing gaming company licensed in the USA, (ii) bwin.party’s database, which holds over 12 million poker players in the USA, and (iii) bwin.party’s management experience in the US poker market.

PartyGaming and its executive directors, bwin and its Management Board members and the respective core shareholders of the companies have signed a Regulatory Process Agreement. Among other things, this agreement provides that core shareholders of PartyGaming can be obliged under specific conditions to sell their shares, if this should be necessary to obtain a gaming concession. This shall enable bwin.party to take advantage of major business opportunities in newly regulated markets.

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3.3	Procedure for the merger

In a first step, bwin will transfer its entire operating business together with the participating interests listed in § 4(10)(a) of the draft Demerger and Acquisition Agreement to bwin Services AG, a wholly-owned subsidiary of bwin, by way of downstream demerger for acquisition.

The demerger is planned to be completed before the intended merger. This means that the entire operating business and demerged participating interests will pass to bwin Services AG by way of general legal succession already before the merger is executed. In the course of the merger, accordingly only the remaining assets listed in § 4(10)(b) of the draft Demerger and Acquisition Agreement will be transferred (including the participation approach in bwin Services AG), but not the assets already demerged beforehand.

In a second step, bwin will be merged with PartyGaming in accordance with the joint Merger Plan of December 20th, 2010 in accordance with the EU-VerschG, the AktG, the UmgrStG and the CBM Regulations 2010. For this purpose, bwin and PartyGaming have drawn up a joint Merger Plan on December 20th, 2010 under which bwin’s assets will pass to PartyGaming by way of general legal succession. The transfer applies to bwin’s assets together with all rights, obligations and contractual relationships existing on entry of the intended demerger for acquisition and are subsequently modified until the merger becomes legally effective.

It is planned to take both reorganisation steps with retroactive effect on the balance sheet on September 30th, 2010 midnight. No reorganisation plan is required in accordance with section 39 UmgrStG as the planned reorganisations do not apply to the same assets, either wholly or in part. The demerger resolution in accordance with section 8 in combination with section 17 SpaltG is to be adopted by the same general assembly of bwin as the merger resolution on January 28th, 2011.

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Step 1 – downstream demerger for acquisition from bwin to bwin Services AG

Step 2 – cross-border merger of bwin with PartyGaming

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3.3.1	Key steps in the downstream demerger for acquisition from bwin to bwin Services AG

	a)	General

The demerger by which bwin’s entire operating business together with the participating interests listed in § 4(10)(a) of the draft Demerger and Acquisition Agreement are transferred to bwin Services AG, is a demerger for acquisition in accordance with section 1(2)no.2 in combination with section 17 SpaltG, taking advantage of the tax concessions under Art. VI UmgrStG. This is a case of demerger for acquisition because (i) bwin as the transferring company is an ongoing company until the merger becomes legally effective, and accordingly does not cease to exist in the course of the demerger, and (ii) bwin Services AG as the acquiring company already exists at the time of registration of the demerger. The demerger serves for the preparation of the subsequent cross-border merger of bwin with PartyGaming, and is intended amongst others to ensure that bwin’s operating business in its current form is initially retained in Austria and not transferred to PartyGaming as a result of the merger (for more information on the economic reasons for the demerger, see the demerger report by the bwin Management Board of December 17th, 2010, available at www.bwin.org). The intended demerger for acquisition is subject to the provisions of SpaltG, including section 17 SpaltG (demerger for acquisition), and, according to secion 17(5) SpaltG, the regulations for the merger for acquisition are to be adapted analogously (sections 219 seq. AktG).

The acquiring bwin Services AG was founded on September 9th, 2010 under the name “E3 – enhanced electronic entertainment AG” and entered in the company register on September 22nd, 2010. The company’s general assembly of December 3rd, 2010 changed the name to “bwin Services AG”. bwin Services AG has not been operationally active up to date.

The Management Boards of bwin and bwin Services AG drafted the Demerger and Acquisition Agreement on December 17th, 2010. The agreement is to be completed in the form of a notarial deed after approval by bwin’s and bwin Services AG’s general assemblies.

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b)	Key contents of the Demerger and Acquisition Agreement

	•	Description of the demerger and remaining assets; rule in case of doubt

Demerger assets

bwin transfers its entire operating business to bwin Services AG, including in particular the following functions: marketing, including central brand management, finance, operations (customer service), product management, payments (which are supported by a separate subsidiary, CQR Payments Solution GmbH), IT operations, software development, human resources, corporate communications and regulatory affairs. They further include all contracts, rights and obligations, pending legal and administrative cases, where they are functionally attributable to the transferred assets or relate to these, even if not explicitly apparent in the transfer balance sheet;

In addition, all bwin’s contractual relationships, with the exception of those listed in § 4(10)(b) of the Demerger and Acquisition Agreement in their prevailing version, together with all and any subsequent entries and amendments, including leases relating to the business premises used by bwin and employment contracts with bwin employees (including freelancers, workers and salaried staff), including pension agreements or rights and other contractual and ancillary claims arising out of the employment relationships and associated levies and other charges or liabilities under public law, except for the service agreements with Management Board members Manfred Bodner and Norbert Teufelberger and the associated liabilities and personnel provisions will be transferred to bwin Services AG.

In addition all participating interests which are not directly connected with bwin’s B2C business are transferred to bwin Services AG, namely bwin’s participating interests in (i) ONGAME NETWORK LIMITED, (ii) bwin Games AB, (iii) DSG Deutsche Sportwett Gesellschaft mbH, (iv) TC Invest AG, (v) Betbull Holding SE, (vi) WINNERS APUESTAS, S.A. and (viii) UnitedGames Holding B.V.

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Residual assets retained by bwin

bwin retains exclusively the receivables, liabilities, contractual relationships and assets listed in § 4(10)(b) of the draft Demerger and Acquisition Agreement. Amongst others, these include the following participating interests: (i) bwin Services AG, (ii) bwin International Limited, (iii) bwin European Markets Holding S.p.A. (together with the purchase agreement for these shares and all contracts in connection with these), (iv) bwin Italia S.r.l., (v) BWIN ARGENTINA S.A., (vi) BWIN MEXICO, S.A. de C.V., (vii) BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD (together with the Shareholders’ Agreement of January 15th, 2009), (viii) bwin e.K., (ix) WEBSPORTS ENTERTAINMENT Marketing Services GmbH, (x) Drachenfelssee 421. V V GmbH, (xi) bwin Interactive Marketing UK Ltd, (xii) INFIELD-SERVICOS DE CONSULTARIA E MARKETING, UNIPESSOAL LDA, (xiii) BWIN INTERACTIVE MARKETING ESPANA SL, (xiv) bwin (Beijing) Management and Consulting Co., Ltd and (xvi) BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI.

Rule in case of doubt

Assets, rights, obligations, contractual relationships, claims, liabilities, or other legal items not assigned by the Demerger and Acquisition Agreement or the transfer balance sheet or demerger balance sheet shall be allocated to bwin Services AG in the event of doubt.

•

The demerger assets pass from bwin to bwin Services AG at the time of entry of the demerger in the company register by way of general legal succession. Assets, rights, obligations, contractual relationships, claims, liabilities or other legal items shall pass regardless of any approval by creditors or contractual partners.

•

As after the demerger the shareholders of the transferring company bwin have an indirect stake in the same relationship in the assets of bwin Services AG as a wholly-owned subsidiary of bwin as in the assets of bwin (proportionate demerger), there is no need for the acquiring bwin Services AG to grant shares. The decrease to zero of the value of the assets for transfer at bwin is offset by the increase in the value of the participa-

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tion in bwin Services AG. There is accordingly no capital reduction in bwin.

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The demerger is executed on the basis of the closing balance sheet of the demerging company as at September 30th, 2010, taking advantage of the tax concessions under Art. VI UmgrStG. The effective date of the demerger within the meaning of section 2(1)no.7 SpaltG and section 33(6) UmgrStG is September 30th, 2010. All actions by the demerging company relating to the transferred assets accordingly count as for the account of bwin Services AG retroactively from October 1st, 2010, 0:00 hours, as a result of the demerger. From October 1st, 2010 onwards, all benefits and charges of the transferred assets are borne by bwin Services AG.

•

No special rights or advantages within the meaning of section 2(1)no.8 and section 2(1)no.9 in combination with section 17 SpaltG are granted in connection with the intended demerger. No cash settlement offer will be made.

c)	Demerger and residual assets audit

Demerger audit

According to section 5 in combination with section 17 SpaltG, the draft Demerger and Acquisition Agreement must be audited by a demerger auditor for each of the companies involved. The auditor must report the results of the audit in writing. The Commercial Court Vienna in its ruling of October 12th, 2010 appointed Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H. (FN 203078w), Am Heumarkt 13, 1030 Vienna, as the joint demerger auditor for bwin and bwin Services AG.

The Management Boards of bwin and bwin Services AG have also audited the demerger and issued a joint demerger report. Based on this, the Supervisory Boards of bwin and bwin Services AG will carry out an audit of the demerger in accordance with section 6 in combination with section 17 SpaltG and section 220c AktG in combination with section 17 no.5 SpaltG.

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Residual assets audit

In addition, an audit is required in accordance with section 3(4) in combination with section 17 SpaltG to determine if the actual value of the net assets remaining with bwin after the demerger is at least the amount of the share capital plus appropriated reserves (residual assets audit). The Commercial Court Vienna in its ruling of October 12th, 2010 appointed Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H. (FN 203078w), Am Heumarkt 13, 1030 Vienna, as the residual assets auditor for bwin.

The members of bwin’s Management and Supervisory Boards will also carry out a residual assets audit and issue a residual assets report.

d)	Provision of information, resolution and registration of the demerger

It is planned to submit the draft Demerger and Acquisition Agreement of December 17th, 2010 to the Commercial Court Vienna on December 23rd, 2010. Notice of this submission will probably be published in accordance with section 7(1) SpaltG in combination with section 18 AktG also on December 23rd, 2010 but at least one month before the day of bwin’s general assembly to resolve on the demerger. The announcement will notify shareholders and creditors of their rights pursuant to section 7(2), (4) and (5) SpaltG and section 221a(2) and (4) AktG.

In addition, the demerger documentation, comprising (i) the draft Demerger and Acquisition Agreement, (ii) the audited annual financial statements and management reports of bwin for the last three financial years (there are no annual financial statements for bwin Services AG, as it was only founded on September 9th, 2010), (iii) the audited closing balance sheet of bwin as at September 30th, 2010, (iv) the interim balance sheets of bwin and bwin Services AG as at September 30th, 2010, (v) the joint demerger report by the Management Boards of bwin and bwin Services AG, (vi) the audit report of the joint demerger auditor Hammerschmied, Hohenegger & Partner Wirtschaftsprüfungs Ges.m.b.H. and (vii) the joint report of the Supervisory Boards of bwin and bwin Services AG, probably on December 23rd, 2010, but at least one month before the day of bwin’s general assembly, will be made available for consultation at the registered offices of the participating companies and on bwin’s website (www.bwin.org).

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In accordance with section 8 SpaltG and section 221 AktG in combination with section 17 no. 5 SpaltG, the demerger requires approval by bwin’s and bwin Services AG’s general assemblies with a majority of three quarters of the share capital represented at the vote. bwin’s general assembly is due to resolve on the demerger on January 28th, 2010, in which also the merger will be adopted. The general assembly of bwin Services AG plans to adopt the resolution on the demerger on January 27th, 2011. After approval by both general assemblies, the Demerger and Acquisition Agreement will be entered into by bwin and bwin Services AG in the form of a notarial deed.

Subsequently, the demerger – if required after expiry of the one-month period pursuant to section 12(2) SpaltG – will be submitted for entry in the company register, with an application for the Commercial Court Vienna to enter the demerger in the company register before the intended merger. The demerger for acquisition becomes legally effective on entry.

After the announcement of the entry of the demerger in the company register, creditors can require security in accordance with section 15 SpaltG and section 226 AktG in conjunction with section 17(5) SpaltG (see item 3.11.1 [Consequences of the demerger for bwin’s creditors]).

3.3.2	Key steps in the merger

	a)	General

After the demerger becomes legally effective, bwin will merge with PartyGaming in a cross-border merger by acquisition and bwin’s corporate assets will be transferred to PartyGaming by way of general legal succession, allowing for changes in assets before the date of legal effectiveness of the merger. In the course of the merger, PartyGaming will change its name to “bwin.party digital entertainment plc”.

The merger is subject to the EU-VerschG, sections 219-233 AktG, Art I UmgrStG and CBM Regulations 2010.

On December 20th, 2010 the Management Board of bwin and the Board of Directors of PartyGaming drew up a joint Merger Plan for the merger of bwin and PartyGaming in pursuant to section 5 EU-VerschG and Regulation 7 of the CBM Regulations 2010.

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b)	Key contents of the joint merger plan

	•	The total of bwin’s assets – as they stand after the entry of the demerger in the company register – is transferred to PartyGaming by way of general legal succession.

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Any person holding one or more bwin shares on the date of legal effectiveness of the merger who has not requested a cash compensation receives for each bwin share 12.23 bwin.party shares denominated in GBP (for the technical details see item 3.8.2 [Procedure for share exchange and settlement of fractional amounts]; for the exchange ratio see item 3.7 [Determining the exchange ratio and the cash compensation]).

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As PartyGaming does not have its registered office in the UK, PartyGaming shares (after the merger, bwin.party shares) cannot be directly held and transferred in the CREST system (the London Stock Exchange settlement system). To still enable shareholders to enter into transactions in bwin.party shares through CREST (and so through the London Stock Exchange), PartyGaming has entered into depositary interest arrangements on the basis of which bwin shareholders entitled to exchange have their securities deposit credited with depository interests (DIs) which securitise the bwin.party shares and are open for trade through CREST, together with any DI fractions. The holders of DIs can request deletion of these from CREST and delivery of the physical bwin.party shares at any time (see item 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

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Any DI fractions will be consolidated by the respective depositary banks within ten trading days of the legal effectiveness of the merger and transferred to Erste Group Bank AG. This in turn is obliged to sell the DI fractions received(rounded down to the nearest whole DI) on the business day following the end of this period at the prevailing price on the London Stock Exchange and distribute the prorated proceeds of the sale asap (in any case however within three trading days) to the entitled shareholders. All sales costs and commissions (including all costs in connection with the conversion of income from GBP to EUR) will be borne by bwin.party.

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For processing reasons trading in bwin shares will be suspended on the Vienna Stock Exchange for three trading days before the date of legal effectiveness (see item 3.8.2 [Procedure for the share exchange and settlement of fractional amounts]).

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The merger is executed on the basis of the closing balance sheet of bwin as at September 30th, 2010, taking advantage of the reorganisation tax concessions under Art. I UmgrStG. The effective date of the merger within the meaning of section 5(2)no.6 EU-VerschG is September 30th, 2010. All actions by bwin relating to the transferred assets accordingly count as for the account of bwin.party retroactively from the start of October 1st, 2010, 00:00 hours as a result of the merger. From October 1st, 2010 onwards, all benefits and charges of the transferred assets are borne by PartyGaming (after the merger: bwin.party).

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The new bwin.party shares to be granted in the course of the merger must be issued free of third party rights and carry entitlement to all dividends and profit distributions resolved, distributed or established on or after January 1st, 2010.

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For information on special rights and planned measures, see item 3.9 [Special rights and proposed measures pursuant to section 5(2)no.7 EU-VerschG, section 226(3) AktG in conjunction with section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010.

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Employee involvement in management decisions at bwin.party is governed by the statutory regulations of Gibraltar, specifically the Employment Act 1954, the Employment (European Works Council) Regulations 2006 and the Employment (Information and Consultation of Employees) Regulations 2005 (for the expected effects of the transaction on the employees of bwin and subsequently bwin.party, see item 3.10 [Effects of the merger on the employees of the companies involved]).

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It is further determined that bwin’s assets to be transferred on the basis of the merger plan have a positive fair market value on both the effective date of the merger and the date of the establishment of the joint merger plan.

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The cash compensation is due on completion of the merger and amounts to EUR 23.52 per bwin share. PartyGaming and bwin will post security for the total amount of the cash compensation requested by bwin shareholders [in the form of a bank guarantee or a cash deposit to be held by a trustee in favour of the persons entitled to cash compensation] (see item 3.6 [Legal explanations of the cash compensation; Disbursement of the cash compensation]) and 3.7 [Ascertaining the conversion ratio and the amount of the cash compensation]

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PartyGaming intends in accordance with section12(1)no.2 EU-VerschG and subject to approval by the general assembly on the merger plan to accept explicitly that bwin shareholders can initiate review proceedings for the exchange ratio before the Commercial Court Vienna pursuant to sections 225c et seq. AktG.

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The completion of the merger is subject to the following conditions precedent: (i) approval by the general assemblies of bwin and PartyGaming, (ii) registration of the demerger in the Austrian company register, (iii) rejection of competence for the merger, explicit approval or waiver to reject the merger by expiration of the review period or waiver to initiate proceedings until the expiration of the prevailing waiting period by the responsible competition authority in Romania (see item 3.3.3 [Merger control and approval by gaming authorities]).

c)	Merger audit

Merger audit by independent experts

Pursuant to section 7 EU-VerschG in cojunction with section 220b AktG, the merger plan for each company involved in the merger must be audited by an independent expert. Pursuant to section 220b(2) AktG in conjunction with section 3(2) EU-VerschG, the company’s Supervisory Board is responsible for appointing the independent expert. In a circular resolution passed on October 25th, 2010 bwin’s Supervisory Board appointed Deloitte Audit Wirtschaftsprüfungs GmbH (FN 36059 d), Renngasse 1/Freyung, 1010 Vienna as the independent expert for bwin. The Board of Directors of PartyGaming in its resolution of October 14th, 2010 confirmed Deloitte Limited, a company registered in Gibraltar under 97704 having its registered office at Merchant

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House, 22/24 John Mackintosh Square, Gibraltar, as the independent expert for PartyGaming.

The independent expert appointed for bwin is obliged pursuant to section 7 EU-VerschG and section 220b AktG in conjunction with section 3(2) EU-VerschG to audit the merger plan, and specifically the appropriateness of the exchange ratio stated therein, the additional cash payments and the cash compensation and to report in writing. The report of the independent expert must state whether the proposed exchange ratio and possibly the amount of cash additional payment and the conditions of the cash compensation offer are appropriate, and it specifically has to state what methods were used to calculate the exchange ratio and the cash compensation offer, why these methods are appropriate, and what the result would be if different methods were used in terms of the exchange ratio and cash compensation, provided more than one method had been used; at the same time, an opinion is required on what emphasis was given to these methods in determining the exchange ratio and cash compensation, with a note on whether problems arose in valuation, and if so, what the specific problems were. Finally, the independent expert’s report must include a statement on the amount of the nominal capital and appropriated reserves of the participating companies.

Merger audit by the organs of the participating companies

bwin’s Management Board today issued the present management board report pursuant to section 6 EU-VerschG and section 220a AktG in cojunction with section 3(2) EU-VerschG bwin’s Supervisory Board will base its audit report pursuant to section 220c AktG in conjunction with section 3(2) EU-VerschG on this merger report and on the report of bwin’s independent expert.

The Board of Directors of PartyGaming issued a merger report [directors’ report] on December 20th, 2010 in compliance with Regulation 8 of CBM Regulations 2010. The CBM Regulations 2010 do not require an equivalent to the Supervisory Board report pursuant to section 220c AktG in conjunction with section 3(2) EU-VerschG.

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d)	Provision of information, voting and registration of the cross-border merger

Provision of information

It is intended to submit the merger plan of December 20th, 2010 to the Commercial Court Vienna pursuant to section 221a(1) AktG in conjunction with section 3(2) EU-VerschG on December 23rd, 2010. Notice of this submission will probably be published in accordance with section 8 EU-VerschG and sections 221a(1) and 18 AktG in conjunction with section 3(2) EU-VerschG on December 23rd, 2010, but at least one month before the day of the general assembly to resolve on the merger. The published announcement will contain the information listed in section 8(2) EU-VerschG and will notify shareholders and creditors of their rights pursuant to section 221a(2) and (4) AktG and sections 10, 13 EU-VerschG. From this date, bwin’s creditors have two months to require security for receivables up to that date, provided they notify bwin in writing (see item 3.11.4 [Description of the creditor protection under merger law]).

In addition the merger documentation, consisting of (i) the joint merger plan, (ii) the audited annual financial statements and management reports and (if available) corporate governance reports of bwin and PartyGaming for the last three financial years, (iii) the audited closing balance sheet of bwin as at September 30th, 2010, (iv) the interim balance sheets of bwin and PartyGaming as at September 30th, 2010, (v) the present merger report, (vi) the directors’ report of the PartyGaming board of directors, (vii) the audit report of the independent expert for bwin, Deloitte Audit Wirtschaftsprüfungs GmbH, (viii) the audit report of the independent expert for PartyGaming Deloitte Limited and (vii) the report of bwin’s supervisory board pursuant to section 221a(2) AktG in conjunction with section 3(2) EU-VerschG, will be made accessible for inspection at the registered offices of the companies involved and on the websites of bwin (www.bwing.org) and PartyGaming (www.PartyGaming.com), probably on December 23rd, 2010, but at the latest one month before the date of the bwin extraordinary general meeting to resolve on the merger. In addition, each bwin creditor will on request be sent a copy of the merger documentation without delay and free of charge.

Further, a copy of (i) PartyGaming’s capital market prospect for the planned capital increase and listing of PartyGaming shares and (ii) PartyGaming’s

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shareholders’ circular will be put out for inspection at bwin’s registered office and on its website (www.bwin.org).

The present merger report will be made available to the employees of bwin and PartyGaming on December 23rd, 2010, or at the latest one month before the date of the general assembly. If the Management Board and/or Board of Directors of one of the merging companies receives a statement by the representatives of their employees (currently there is no such employee representation at either PartyGaming or bwin), this will be attached to the report of the Management Board.

Voting

Pursuant to section 221 AktG in conjunction with section 3(2) EU-VerschG, the merger requires the approval of the general assemblies of the companies involved. On January 28th,2011 the general assemblies of bwin and PartyGaming are due to vote on the merger. The resolution of bwin’s general assembly requires a majority of at least three quarters of the share capital represented at the vote.

bwin’s merger resolution cannot be appealed on the basis that the cash compensation offer is not appropriately set or that the explanations of the cash compensation offer provided in the merger plan, merger reports, audit reports or report of the Supervisory Board do not satisfy the statutory requirements. For reasons of legal certainty PartyGaming intends in the event of approval of the merger plan by the general assembly to issue a judgement note regarding the procedure under section 11 EU-VerschG for a court review of the cash compensation.

PartyGaming further intends in accordance with section 12(1)no.2 EU-VerschG and subject to approval by the general assembly on the merger plan to accept explicitly that bwin shareholders can initiate review proceedings for the exchange ratio at the Commercial Court Vienna pursuant to sections 225c et seq. AktG. Subject to the accordant judgement note from PartyGaming, an appeal against bwin’s merger resolution based on any deficiencies in setting the exchange ratio is excluded.

It is further to be noted that each bwin shareholder has a right to an appropriate cash compensation on surrender of the shares if (s)he objects on the record

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to the merger resolution and was a bwin shareholder from the time of the resolution to the time of filing the legal claim. The cash compensation offer can be accepted by written declaration to bwin at the same time as the objection on the record at the general assembly or within one month after resolution (see item 3.6 [Legal explanations of the cash compensation; Disbursement of the cash compensation]).

Registration of the cross-border merger

After approval of the merger by the general assemblies of bwin and PartyGaming, and after expiration (i) of the one-month period during which objecting shareholders must accept the cash compensation pursuant to section 10 EU-VerschG (see item 3.6 [Legal explanations of the cash compensation; Disbursement of the cash compensation]) and (ii) the period for filing creditor claims for security pursuant to section13 EU-VerschG (see item 3.11.4 [Description of the creditor protection under merger law]), application will be made to have the intended merger registered in the competent company register, while at the same time application will be made to the Vienna Commercial Court for the demerger to be registered in the company register before the intended merger. Pursuant to section 14(3) EU-VerschG the court is required to review whether the legal acts and formalities preceding the merger have been properly executed and whether claims by creditors and other parties having claims under contract law and the compensation for the shareholders wishing to surrender their shares has been secured. If so, the court competent for the company register must register the intended merger and issue a certificate of legality thereof.

Pursuant to CBM Regulations 2010 the merger must be approved by the Supreme Court of Gibraltar. After receipt of the certification of legality from the Austrian commercial register court, oral proceedings will be held before the Supreme Court of Gibraltar for the purpose of reviewing whether PartyGaming has duly complied with all the formalities and legal acts preceding the merger.

The merger becomes legally effective as soon as a copy of the ruling of the Supreme Court of Gibraltar approving the merger pursuant to Regulation 16 of the CBM Regulations 2010 has been delivered to the Registrar of Companies in Gibraltar for registration in the Gibraltar Register of Companies and the resolution has become legally binding with absolute effect. On legal effect of the merger the following legal effects (among others) result pursuant to sec-

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tion 225a(3) AktG in conjunction with section 3(2) EU-VerschG and Regulation 17(1) of the CBM Regulations 2010:

•	bwin’s assets including its debts are transferred to bwin.party by way of general legal succession;
•	bwin is liquidated and bwin shares are cancelled. Trading in bwin shares on the Vienna Stock Exchange is ended;
•

bwin shareholders receive for each bwin share 12.23 bwin.party shares securitised in the form of DIs (see also items 3.3 [Procedure for merger], 3.7 [Determining the exchange ratio and the cash compensation] and 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

Immediately after legal effectiveness of the merger the Board of Directors of bwin.party must apply pursuant to section 14(5) EU-VerschG for registration of the completion of the merger and the deletion of bwin in the company register.

3.3.3	Merger control and approval of gaming authorities

The merger of bwin and PartyGaming is not subject to the European merger control, as the relevant turnover thresholds pursuant to Art 1 of the EC Merger Regulation (“ECMR”) are not exceeded. Due to the small number of countries in which the relevant thresholds are exceeded, the companies involved have decided against application for referral pursuant to Art. 4(5) ECMR (regarding the review by the EC in cases which do not involve a merger with community-wide significance) and chosen to notify the national competition authorities.

A review of the requirements for application by bwin and PartyGaming in all relevant markets has shown that approval is required by national competition authorities in Austria, Germany, Romania and (in the course of required notification after completion of the merger) Greece.

a)	Austria

The companies involved notified the planned merger to the Austrian Federal Competition Authority on October 20th, 2010. In its notice of November 18th, 2010 the Federal Competition Authority stated that neither the Federal Com-

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petition Authority nor the Federal Cartel Attorney has applied for review of the merger by the Cartel Court, so that the ban on the merger lapsed with effect from November 18th, 2010.

b)	Germany

The companies involved notified the planned merger to the German Federal Cartel Office on October 22nd, 2010. In a letter dated November 17th, 2010 the Federal Cartel Office confirmed that the planned merger did not meet the requirements for a ban under section 36(1) GWB so that the merger can be completed. Completion must be reported to the Federal Cartel Office without any delay.

c)	Romania

Notification of the planned merger was submitted to the Romanian competition authority on November 15th, 2010, and the participating companies do not expect further review by the authority, so that clearance can be expected after a period for review of approximately 90 days after submission of the notification. If the Romanian competition authority should contrary to expectations initiate proceedings because it believes that the planned merger gives grounds for material concern under fair competition law, the authority must reach a decision within five months of submission of the notification.

d)	Greece

In Greece, the merger must be notified to the national competition authority within one month of completion of the merger by bwin.party. This will be done accordingly by the Board of Directors of bwin.party.

e)	Gibraltar

The Gibraltar gaming authority approved the merger of bwin and PartyGaming in its letter dated November 23rd, 2010.

f)	Alderney

The Alderney Gaming Control Commission approved the merger of bwin and PartyGaming in its letter dated November 30th, 2010.

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3.4	Expected consequences of the merger

The registered office and headquarters of bwin.party will be in Gibraltar after the completion of the merger. Independently of the planned merger of bwin and PartyGaming, the Management Board of bwin has decided on concrete measures to improve the productivity of the bwin Group. These measures include the outsourcing of a number of technical development positions to India, and will continue to be implemented for bwin.party after the completion of the cross-border merger. In addition, there will be opportunities to increase cost efficiency as a result of the merger; this increase of cost efficiency constitutes a key advantage of the intended transaction (see also section 3.2 [Key reasons for the merger]). Specific synergies resulting from the merger can only be achieved by implementing operational restructuring measures, such as the merger of the various bwin and PartyGaming technology platforms into one platform for each product segment (sports betting, poker, casino and other games as well as bingo). Apart from these, the Management Board of bwin and the Board of Directors of PartyGaming have not planned any concrete organisational and business-management measures and changes for the joint company, although they assume that significant synergies can be achieved in course of the transaction (see also sections 3.2 [Key reasons for the merger] and 3.10 [Effects of the merger on the employees of the participating companies]).

3.4.1	Expected benefits and possible risks of the merger

	a)	Expected benefits and economic appropriateness of the merger

For the benefits and economic appropriateness of the merger see section 3.2 [Key reasons for the merger].

	b)	Possible risks of the merger

As with any large corporate transaction, there are risks associated with the proposed merger. However, the bwin Management Board believes that the benefits of the merger (see section 3.2. [Key reasons for the merger] far outweigh these risks. Specific risks of the merger are:

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bwin.party fails to realise the expected benefits of the merger

The estimates of the expected synergies (see section 3.2. [Key reasons for the merger]) are based on an assessment by the Management Board of bwin and the Board of Directors of carried out on the basis of currently available information; this assessment may afterwards prove to be faulty. Neither can the possibility be ruled out that the realisation of the expected benefits of the merger and integration of bwin and PartyGaming will not proceed as planned.

Execution of the merger depends on various conditions taking effect

The execution of the merger depends on various conditions taking effect or respectively being avoided. Such conditions, e.g. the approval of the merger by all relevant gaming and cartel authorities, registration by the competent courts and approval by the general shareholders’ meetings of bwin and PartyGaming are set out in the merger plan, among others.

Risks in connection with the integration of bwin and PartyGaming

Successful integration of bwin and PartyGaming constitutes a major challenge for the Board of Directors of bwin.party. In particular consolidating the various technological platforms of bwin and PartyGaming could prove costly and technically difficult to implement. In addition, the integration of both companies will most likely require considerable investment of time and resources. The merger accordingly involves numerous risks, such as

•	unexpected loss of providers and customers;
•	problems with integrating financial, technological and management standards, processes, procedures and controls of the companies involved in the merger;
•	problems in administrating the size, geographical diversity and complexity of bwin.party’s activities;
•	contract partners trying to push through modifications of their contracts with bwin and/or PartyGaming as a result of the merger, and
•	conflicts of interest between bwin and PartyGaming.

If the integration does not succeed as intended respectively requires more time, management- or other resources than currently budgeted, bwin.party may under certain circumstances not be able to make full use of the joint po-

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tential for growth and the expected synergies which are the basis for the economic and strategic decision in favour of the merger. The reputation of bwin.party and the bwin and PartyGaming brands would be negatively affected under certain circumstances in the event of the failure of integration. Any delay or major problems with integrating bwin and PartyGaming could have substantial disadvantages for bwin.party’s business activities and growth.

Contractual rights of termination

bwin and PartyGaming have entered into a large number of contracts containing change-of-control clauses which give the contractual partner the right of termination as a result of the merger. PartyGaming and bwin will try to obtain approval for the planned merger from their contractual partners prior to the completion of the merger. Should a contractual partner terminate a contract which is of material importance for bwin.party as a result of the merger according to a change-of-control clause, this could negatively affect the business activities and growth of bwin.party.

Court review procedures as regards the share exchange ratio and cash compensation as well as the procedure challenging the resolution of the general assembly

Pursuant to Section 11 and Section 12 EU-VerschG, bwin shareholders are entitled to initiate proceedings for a court review of the cash compensation, and – providing a declaration of submission by PartyGaming – the share exchange ratio (see section 3.7.10 [Court review of the share exchange ratio and cash compensation]). A successful result of the review (from the point of view of the applicant shareholders) could have substantial negative effects on the business activities and growth of bwin.party.

In addition, under certain circumstances bwin shareholders are entitled to challenge the resolution of the general assembly approving the merger. Such a procedure could delay the completion of the merger and cause substantial costs to bwin.

Currency risk of listing on the London Stock Exchange

After completion of the merger, bwin.party shares will be listed in GBP on the London Stock Exchange; for shareholders in currency zones which do not have

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GBP as legal currency, this involves a currency risk in trading bwin.party shares.

3.4.2	Universal succession

The cross-border merger becomes legally effective as soon as a copy of the ruling of the Supreme Court of Gibraltar approving the merger under Regulation 16 of the CBM Regulations 2010 has been delivered to the Registrar of Companies in Gibraltar for entry in the Gibraltar Register of Companies and the resolution has become legally binding. Upon legal effect of the merger the following legal consequences result pursuant to Section 225a (3) AktG in conjunction with Section 3 (2) EU-VerschG and Regulation 17(1) of the CBM Regulations 2010:

	•	bwin’s assets including its liabilities are transferred to bwin.party by way of universal succession;
	•	bwin and bwin shares cease to exist. Trading in bwin shares on the Vienna Stock Exchange is stopped; and
•

bwin shareholders receive 12.23 bwin.party shares certified as DIs (depositary interests) and denominated in GBP for each bwin share (see also sections 3.3 [Procedure for merger], 3.7 [Determining the share exchange ratio and the cash compensation] and 3.8 [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading] of this report).

Regulation 17(1)(b) of the CBM Regulations 2010 further provides for all rights and obligations under employment contracts to pass from the transferor company to the transferee. As all employment contracts (except for those of Manfred Bodner and Mag. Norbert Teufelberger) are transferred to bwin Services AG prior to completion of the merger, this provision has no practical significance in this specific case(for the effects of the merger on employees, see section 10 [Effects of the merger on the employees of the participating companies]).

3.4.3	Terms for exercising ownership rights, minority rights and provisions of the articles of association in connection with gaming licensing procedures

The following section provides a general overview (which is by no means comprehensive) of selected questions regarding Gibraltar company law and the proposed articles of association of bwin.party. Further information on exercising ownership rights in bwin.party can be obtained from bwin (postal address: bwin Interactive En-

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tertainment AG, attn. Mag. Philipp Brauneder, Investor Relations, Börsegasse 11, 1010 Vienna, by fax: [+43 050 858 16] or by e-mail: investorrelations@bwin.org).

a)	Terms for exercising ownership rights

Following the completion of the merger, the amended articles of association of bwin.party will provide for the Board of Directors to convene and hold general assemblies of the company under the provisions of the Companies Act 1930 of Gibraltar (“Gibraltar Companies Act”). The members of the Board of Directors of bwin.party can convene general assemblies at their discretion (but at least once a year with an interval of no more than 15 months between the general assemblies) and are obliged under the Gibraltar Companies Act to convene an extraordinary general assembly if requested by shareholders whose shares together account for 10% of the company’s shares with voting rights.

Neither the laws of Gibraltar nor bwin.party’s articles of association impose any restrictions on the venue at which the general assembly is held. In the past PartyGaming has always held its general assemblies in Gibraltar, most recently at The Caleta Hotel, Catalan Bay, Gibraltar. bwin’s Mangagement Board assumes that the general assemblies of bwin.party will continue to be held in Gibraltar.

The deadline for convening an extraordinary general assembly at which resolutions requiring a majority of 75% of the shareholders present (either personally or duly represented) are to be voted on is 21 days, and in all other cases 14 days (always excluding the delivery time, which depends on the mode of delivery, as well as the day of the general assembly itself). Subject to specific provisions of the Gibraltar Companies Act and the proposed articles of association of bwin.party, an invitation to a general assembly must be sent to all shareholders, the members of the Board of Directors and the auditor of the financial statements. The invitation must provide date, time and place of the general assembly and the proposed agenda, and if appropriate, define it as an ordinary general assembly. It is also necessary to state if resolutions are to be voted on by the general assembly, which require a majority of 75% of the shareholders present (either personally or duly represented).

The company can state a time in the invitation (which may not be more than 48 hours before the start of the general assembly) at which a shareholder must be entered in the share register in order to participate and vote in the general

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assembly. Votes are by show of hands, unless a written vote is statutory. The members of the Management Board have a right to attend and speak at all general assemblies.

Although holders of DIs are the beneficial owners of bwin.party shares, they are not their legal owners. The legal owner is Capita IRG Trustees Limited holding the shares in trust for the holders of DIs, or a correspondingly appointed depositary. Accordingly, holders of DIs cannot assert or exercise their membership rights directly in the same manner as owners of registered shares, but they have a right to delivery of the shares, and can give the issuer of the DIs instructions on exercising the rights associated with the shares (see also section 3.8 of this report [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]). Under the provisions of the depositary interest arrangements, Capita IRG Trustees is obliged to deliver everything received in connection with PartyGaming shares (after the merger: bwin.party shares) to the holders of the DIs certifying the shares and to exercise on behalf of or transfer to the holders of DIs all rights which can be transferred or exercised by Capital IRG Trustees Limited. Such rights (including rights to convene, participate in, vote at, elect or make proposals at general assemblies) must be passed on to holders of DIs unchanged or exercised in accordance with the arrangement with the depositary. This applies to both existing DIs and to those issued in course of the merger.

With regard to exercising voting rights, holders of DIs must instruct Capita IRG Trustees Limited (or a depositary with duly authorized by Capita IRG Trustees Limited) or, depending on the depositary agreement, take advantage of the opportunity to exercise voting rights directly (as representatives of Capita IRG Trustees Limited or a duly authorized depositary). If shareholders decide not to hold their bwin.party shares through the CREST system and decide for physical delivery of the bwin.party shares, they can exercise their ownership rights directly themselves, without need for authorisation.

b)	Minority rights

Minority shareholders of bwin.party in particular have the following rights:

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•	Shareholders with more than 25% of the bwin.party shares represented (either personally or duly represented) at a general assembly can, amongst others, block

	o	special resolutions; and
	o	takeovers to be facilitated by a scheme of arrangement.

•	Shareholders with more than 10% of bwin.party shares can, amongst others,

	o	block a squeeze out in the course of a takeover; and
	o	require a general assembly to be convened.

•	Shareholders are further entitled to sue the company before the civil courts under certain circumstances, for example in the event of the company exceeding its powers or in case of fraud.

c)	Provisions of the articles of association in connection with gaming licensing procedures

The articles of association of bwin.party to be adopted in future by the general assembly of PartyGaming will include special provisions for shareholders holding five per cent or more of the share capital of bwin.party (except for certain existing major shareholders of bwin and PartyGaming and certain members of the Board of Directors of bwin.party who have entered into certain agreements with PartyGaming (regulatory process agreements) (see section 3.9.1 [Rights of existing major shareholders of bwin and PartyGaming]). These special provisions provide inter alia that a shareholder holding five per cent or more of bwin.party’s share capital may be required to sell the shares to bwin.party in connection with specific future gaming licensing procedures. This is to enable bwin.party to take advantage of any business opportunities occurring. These provisions of the articles of association cannot be amended without the agreement of such persons who have entered into a regulatory process agreement (see section 3.4.3 [terms for exercising ownership rights, minority rights and provisions of the articles of association in connection with gaming licensing procedures]).

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PartyGaming (after the merger: bwin.party) shall, upon request of a shareholder who holds five per cent or more of bwin.party’s share capital, also enter into a regulatory process agreement with such this shareholder; in that event, the special stipulations of the articles of association shall not apply to the shareholder.

3.4.4	Different financial reporting standards of the transferee company

PartyGaming and bwin draw up their consolidated financial statements under the International Financial Reporting Standards (IFRS) which must be applied in the European Union. To make the consolidated financial statements of bwin as presented consistent with those of PartyGaming in terms of major accounting conventions (methods for accounting, valuation and presentation), the following adjustments were made:

	•	Gaming taxes are now shown as cost of sales and no longer as a deduction from net gaming revenues.
	•	Licence fees for software are now shown as distribution costs, and no longer as a deduction from net gaming revenues.
	•	Account fees (including fees for inactive accounts) are now shown as net gaming revenues, and no longer as other operating income.
•

Employment costs for software produced in-house which is required under IAS 38 to be capitalised in the consolidated financial statements are now offset directly against capitalised expense and no longer shown as own work capitalised in other operating income.

	•	Gains or losses on foreign currency are now balanced and no longer separately shown as other operating income and other operating expenses.

3.4.5	Rules for reporting net profit and for profit distribution

According to the Gibraltar Companies Act a public limited company may only distribute profits to shareholders if at the time of and after the distribution, net assets equal or exceed at least the total contributions claimed and non-distributable reserves. Distribution must be determined on the basis of the last annual or interim financial statement.

The term distribution is broadly defined, but does not include: (i) the issuance of fully or partly paid in bonus shares, (ii) cancellation of shares using share capital or unrealised profit, (iii) a reduction of share capital through full or partial waiver of the

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obligation from partly paid shares to pay in or by paying out paid up share capital or (iv) paying out share capital or assets of the transferor company to shareholders upon liquidation.

3.4.6	(No) capital reduction effect

As at September 3rd, 2010 bwin had a share capital of EUR 36,000,988.00 and tied reserves totalling EUR 189,747,834.97 (comprising capital reserves of EUR 134,092,655.87 and option reserves of EUR 55,655,179.10).

According to the balance sheet of PartyGaming drawn up in USD as at September 30th, 2010 PartyGaming had a share capital of USD 104,188 and a share premium of USD 70,515,095; the balance sheet item for share premium can only be distributed through a capital reduction, and as such is comparable with tied reserves in terms of Austrian law. Through the merger the share premium will increase by the amount of the fair value of bwin.party shares issued to bwin shareholders. It is currently not possible to exactly determine this amount, as Gibraltar’s accounting regulations allow for this only at the time of completion of the merger.

Based on the closing price on December 10th, 2010, bwin’s market capitalisation amounts to approximately EUR 1,204,605,769 and thus 533.6% of the total of bwin’s share capital and tied reserves as at September 30th, 2010. Although it is not certain that an amount of this size will be entered as share capital and share premium in the bwin.party balance sheet on completion of the merger, a capital reduction effect within the meaning of Section 13 EU-VerschG is extremely unlikely on this basis (and would require a reduction of the current capital market capitalisation and stock exchange price of approximately 81.26%). Given that it is uncertain if the accounting regulations of Gibraltar include blocking distribution measures equally effective as in Austrian accounting and company law, bwin will voluntarily take measures which are required in the event of a capital reducing effect. In particular, bwin’s well-known creditors will be directly notified (Section 8 (2) no. 3 EU-VerschG) and creditors requesting security will receive it, regardless of evidencing any risk (Section 13 EU-VerschG).

3.4.7	Tax structure after the merger

Upon legal effectiveness of the merger, bwin is dissolved and ceases to exist as a corporate tax entity with unlimited liability for tax in Austria. As the cross-border merger does not affect the right of taxation of the Republic of Austria with regard to the

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assets remaining with bwin after the demerger, Art. I UmgrStG fully applies to the merger and liquidation tax pursuant to Section 20 KStG is not applicable. After the merger PartyGaming continues through its participating interests in bwin Services AG and WEBSPORTS ENTERTAINMENT Marketing Services GmbH (FN 185700 p) to be a corporation with limited tax liability in Austria according to Section 1 (3) no. 1 KStG.

For bwin shareholders residing in Austria as regards taxation, the merger-related exchange of bwin shares for bwin.party shares is neutral for tax purposes, which means that the tax purchase costs and periods of notice remain unchanged for the shareholders (see section 4.2 of this report [Consequences for the shareholders of bwin and PartyGaming]).

From January 1st, 2011, PartyGaming is subject to the Gibraltar Income Tax Act 2010. Under the Income Tax Act 2010 all companies registered in Gibraltar are subject to corporation tax at 10% on all profits earned in Gibraltar. PartyGaming will, however, be entitled to deduct certain allowances, deductions and concessions in calculating profit, such as deductible foreign taxes paid in a country or territory outside Gibraltar.

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3.5	Explanation of the Merger Plan

The preamble to the Merger Plan shows (amongst other information) the share capital amounts, number and type of shares issued, registry numbers and business addresses of the companies participating in the merger. In addition it explains that as PartyGaming is not registered in the UK, PartyGaming shares cannot be held and transferred in the CREST system (the London Stock Exchange clearing house), for which reason PartyGaming has entered into depositary agreements with Capita IRG Trustees Limited on the basis of which PartyGaming shares are transferred to Capital IRG Trustees to hold as trustees. In return Capital IRG Trustees Limited issues DIs tradable through the CREST system to parties with appropriate entitlement.

§ 2 of the Merger Plan (Overview of the demerger and the merger) gives an overview of the reorganisation steps planned in the course of the transaction, consisting of a demerger for acquisition and a cross-border merger for acquisition (see also section 3.3 of this report [Procedure for the merger]).

§ 3 (Subject of the cross-border merger)) briefly describes the merger at issue and resulting legal consequences (see also section 3.3 [Procedure for the merger] and section 3.4.2 of this report [Universal succession]).

§ 4 of the Merger Plan (Mandatory contents of the Merger Plan under Section 5 (2) EU-VerschG and Regulation 7(2) of the Gibraltar Merger Regulations 2010) provides the mandatorily required content pursuant to Section 5 (2) EU-VerschG and Regulation 7(2) of the CBM Regulations 2010:

	•	§ 4(1) of the Merger Plan contains information on the companies involved in the merger (see also section 3.1 of this report [Participating companies]).
•

§ 4(2) of the Merger Plan describes the share exchange ratio (12.23 PartyGaming shares for each bwin share), the procedure for settlement of fractional amounts, the assignment of bwin.party shares to Capita IRG Trustees Limited for safekeeping in escrow and the allocation of DIs certifying the bwin.party shares to those shareholders holding bwin shares at the time of legal effectiveness of the merger, who waived their right to cash compensation. It further states that for processing reasons trading in bwin shares on the Vienna Stock Exchange will be suspended for three trading days before the legal effectiveness of the merger and that the holders of DIs can require removal from the CREST system and physical delivery by their depositary bank of their

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bwin.party shares at any time (see also sections 3.3 [Procedure for the merger], 3.7 [Determining the share exchange ratio and the cash compensation] and 3.8 of this report [Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading]).

•	§ 4(3) of the Merger Plan provides information on effects of the merger on employment (see also section 3.10 of this report [Effects of the merger on the employees of the participating companies]).
•

§ 4(4) of the Merger Plan establishes that the new bwin.party shares to be granted in course of the merger must be issued free of third parties’ rights and grant the right to all dividends and profit distributions resolved, distributed or established on or after January 1st, 2010.

•	§ 4(5) of the Merger Plan states September 30th, 2010 as the Accounting Effective Date of the merger (see also section 3.3 of this report [Procedure for the merger]).
•

§ 4 (6) of the Merger Plan provides information on the special rights and proposed measures under Section 5 (2) no.7 EU-VerschG and Regulation 7(2)(g) CBM Regulations 2010 (for more information see section 3.9 of this report [Special rights and measures planned under Section 5 (2) no. 7 EU-VerschG, Section 226 (3) AktG in conjunction with Section 3 (2) EU-VerschG and Regulation 7(2)(g) CBM Regulations 2010]).

•

§ 4(7) of the Merger Plan provides information on the planned composition of the Board of Directors of bwin.party. It further provides details on the compensation and stock option plans for members of the Board of Directors. Finally, it states the involved merger auditors’ fees.

•	Pursuant to § 4 (8) of the Merger Plan, the articles of association of bwin.party are attached as an Appendix to the Merger Plan.
•

§ 4(9) of the Merger Plan establishes that any employee participation at bwin.party is subject to the laws Gibraltar legislation, and specifically the Employment Act 1954, the Employment (European Works Council) Regulations 2006 and the Employment (Information and Consultation of Employees) Regulations 2005.

•

§ 4(10) of the Merger Plan provides information on the valuation of the assets at PartyGaming transferred in course of the merger. It is further determined that bwin’s assets to be transferred on the basis of the Merger Plan have a positive market value on both the Accounting Effective Date of the merger and the date of the issuance of the joint Merger Plan.

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•	§ 4(11) of the Merger Plan gives information on the reporting dates for the latest annual financial statements and the balance sheets which are decisive for the merger.
•

§ 4(12) of the Merger Plan provides information on cash compensation (see section 3.3.2 [Key steps in the merger], 3.6 [Legal explanations of the cash compensation; Disbursement of the cash compensation] and 3.7 of this report [Determining the share exchange ratio and the cash compensation]).

Pursuant to § 5 (Declaration of submission by PartyGaming) of the Merger Plan PartyGaming further intends – in accordance with Section 12 (1) no. 2 EU-VerschG and subject to approval of the Merger Plan by the general shareholders’ assembly – to accept explicitly that bwin shareholders can initiate review proceedings as regards the share exchange ratio before the Commercial Court Vienna in accordance with Sections 225c et seq. AktG. For reasons of legal certainty it is intended that PartyGaming issues a declaration of submission in the general shareholders’ assembly regarding the procedure under Section 11 EU-VerschG for a court review of the cash compensation.

§ 6 (Conditions precedent) of the Merger Plan states that the effectiveness of the merger is subject to the following conditions precedent: (i) approval by the general shareholders’ assemblies of bwin and PartyGaming, (ii) entry of the demerger in the Austrian register of companies, (iii) rejection of jurisdiction for the merger, explicit approval or waiver to reject the merger by expiration of the review period or waiver to initiate proceedings until the expiration of the prevailing waiting periods by the responsible competition authority in Romania (see section 3.3.3 of this report [Merger control and approval by gaming authorities]).

§ 7 (Taxes, duties and expenses) of the Merger Plan gives information on the tax neutrality of the transaction (see also section 4 of this report [Tax consequences]) and includes a provision on the division of costs.

§ 8 (Final provisions) of the Merger Plan provides final provisions.

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3.6	Legal explanations of the cash compensation; disbursement of the cash compensation bwin shareholders not wishing to become shareholders of bwin.party can either sell their bwin shares on the Vienna Stock Exchange up to a few trading days prior to the completion of the transaction (this will be several weeks after approval of the merger by the general shareholders’ assemblies of bwin and PartyGaming) and so possibly earn more than offered as cash compensation, or exercise their right to a cash compensation.

3.6.1	Legal framework

According to Section 10 EU-VerschG each bwin shareholder is entitled to an appropriate cash compensation in exchange for the shares if (s)he objects during the general shareholders’ meeting on the record of the merger resolution and was a bwin shareholder from the time of the resolution until exercising this right. The cash compensation offer can be accepted at the same time as the objection on the record at the general assembly is made, otherwise acceptance must be received by bwin within one month after the merger resolution. Entitlement to cash settlement is conditional on registration of the merger, due from then on and lapses in three years.

The cash compensation is offered by bwin and amounts to EUR 23.52 per bwin share (see section 3.7 of this report [Determining the share exchange ratio and cash compensation]). As the cash settlement is only due and payable upon registration of the merger, i.e. after bwin ceases to exist, it will be – after legal effectiveness of the merger – de facto paid by bwin.party. bwin (and after legal effectiveness of the merger, bwin.party) will bear any costs in connection with payment of the cash compensation.

Security must be provided to those entitled to cash compensation for payment of the settlement including transfer costs. The certification of legality under Section 14 (3) EU-VerschG which is a condition for the legally valid execution of the merger may only be issued when the shareholders’ cash compensation claims are secured or it has been evidenced that all shareholders with entitlement to cash settlement have waived their right. On application for entry of the intended merger in the register of companies pursuant to Section 14 (1) no. 8 EU-VerschG, security for the cash compensation actually claimed will be evidenced. Security for parties with entitlement to

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cash compensation will be in the form of a bank guarantee or cash deposit held by a trustee in favour of the beneficiaries of the cash compensation.

3.6.2	Disbursement of the cash compensation

Due to statutory restrictions on the purchase of own shares under the laws of Gibraltar, bwin shareholders exercising their right to cash compensation no longer participate in the share exchange (of bwin shares against bwin.party shares).

As soon as a bwin shareholder exercises his/her right to cash compensation, either at the same time as the objection on the record at the general shareholders’ assembly or by written declaration of acceptance to bwin within one month following the merger resolution (to receipt of the declaration by bwin), the corresponding bwin shares are given a separate International Securities Identification Number (ISIN). As a result, the bwin shares identified in this way can no longer be traded on the stock exchange.

At the time of legal effectiveness of the merger, Erste Group Bank AG will transfer the cash compensation actually claimed to the clearing accounts of the shareholders – who have exercised their right to cash compensation – parallel to the deletion of the corresponding bwin shares granting the right to cash compensation t. The transfer of cash compensation actually claimed will be immediately available in full (without deductions).

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3.7	Determining the share exchange ratio and cash compensation

3.7.1	Summary

The share exchange ratio amounts to 12.23 bwin.party shares for each bwin share (“share exchange ratio”). The statutory cash compensation according to Section 10 EU-VerschG amounts to EUR 23.52 (“cash compensation offer”). The share exchange ratio is the result of extensive negotiations and was finally determined by bwin and PartyGaming in cooperation with their advisers, namely McQueen Ltd London for bwin and Deutsche Bank AG, London, for PartyGaming. The statutory cash compensation offer was determined by bwin in cooperation with McQueen Ltd., London. Regarding bwin, the appropriateness of the share exchange ratio and the cash compensation offer are subject to review by Deloitte Audit Wirtschaftsprüfungs GmbH (FN 36059 d), Renngasse 1/Freyung, 1010 Vienna. Regarding PartyGaming the share exchange ratio must be reviewed by Deloitte Limited, a company entered in the Gibraltar Register of Companies under number 97704, having its registered office at Merchant House, 22/24 John Mackintosh Square, Gibraltar. In view of the statutory merger audit, further fairness opinions from the advisers were waived by bwin. As the negotiations regarding the merger and associated due diligence reviews took place over an extended period with a number of interruptions, the provisionally agreed share exchange ratio was continuously reviewed and adjusted in the context of the dividend distribution to bwin shareholders in May 2010.

The share exchange ratio was confirmed and the cash compensation offer was determined on the basis of the valuation of the company carried out by bwin. This valuation of the company was carried out on the basis of the Expert Opinion KFS BW1 of the Fachsenat für Betriebswirtschaft und Organisation des Instituts für Betriebswirtschaft, Steuerrecht und Organisation der Kammer der Wirtschaftstreuhänder in the version of February 27th, 2006 (“Expert Opinion”).

The method used was a discounted cash flow method, specifically the equity method, where the cost of equity (capitalisation interest rate in the net proceeding) was determined using the capital asset pricing model.

Taking into account the effects of the future regulatory developments in the online gaming industry constituted a particular difficulty in the valuation of the company. The problem was particularly predicting the timing, nature, scope and effects of fur-

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ther regulation of the online gaming market. The problem was solved by developing scenarios which were incorporated into the valuations using probability weighting. There were further problems with the valuation as regards assessing any impending liabilities, of which the likelihood of occurrence and the probable amount could not be sufficiently determined at the time of the valuation.

In connection with the cash compensation offer, the Management Board notes that bwin shareholders can sell their bwin shares on the Vienna Stock Exchange or purchase additional bwin shares at any time before and after the extraordinary general assembly up to three trading days (see section 3.8.3 [Information on stock exchange trading ]) before the date of legal effectiveness of the merger. bwin shareholders can accordingly choose between a share exchange, selling their shares on the stock exchange after the general shareholders’ assembly, or a cash compensation for their bwin shares. Every bwin shareholder is entitled to sell his/her bwin shares after the general shareholders’ assembly or his/her newly-received bwin.party shares after completion of the share exchange on the London stock exchange, and thereby possibly achieve an increase in proceeds over the cash compensation offer. PartyGaming shareholders have no right to claim cash compensation.

The following sections describe in detail the methods used for the valuation of the company, the particular difficulties, the current and future market environment, a qualitative presentation of the scenarios taken into account, cost of equity and growth discounts, the result of the valuation of the company are presented and its plausibility tested by using capital market oriented methods.

The details of the planning calculations are highly relevant in terms of competition. As their disclosure could lead to substantial disadvantages for the company, they are not presented in the present report to preserve confidential interests in application of Section 118 (3) AktG by analogy. This information was provided to the merger auditors without restriction. For the reasons stated, however, according to Section 220b (5) AktG in conjuntion with Section 3 (2) EU-VerschG the information at issue is likewise not included in the auditors’ report which is intended for the inspection by shareholders and accessible to the public (Section 221a (2) no. 5 AktG). In particular, no profit forecast should be derived from the information at issue.

3.7.2	Principles and methods of valuation

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Modern valuation of a company accepts a number of approaches for determining the value of a company in a methodologically correct manner. In accordance with the prevailing opinion and practice in Austria, and assuming exclusively financial objectives, a company’s value is derived from the present value of cash flow to the owners from the continuing operation of the company and the sale of any assets not necessary for the operational business. The present value of the expected cash flow is also described as the future earnings value.

a)	Discounted cash flow method/equity approach

In the predominant view in the professional literature and the specifications of the Expert Opinion the future earnings value can be determined by either the German income method (Ertragswertverfahren) or the discounted cash flow method (“DCF method”), whereas both methods lead to identical results, given identical assumptions.

The DCF method was used for the valuation of the company carried out by bwin. As stated in section 90 of the Expert Opinion, this method is generally used to valuate stock corporations. Due to the dominance of the DCF method for valuating stock corporations, it was decided not to carry out a valuation of the company using the German income method recognised as an alternative by the Expert Opinion.

DCF methods calculate a company’s value by capitalising cash flows (future flows of funds), which are defined differently depending on the DCF method used (entity, equity or economic value added).

The valuation of the companies carried out by bwin used the equity method (see also section 3.7.3 3.7.3 [Valuation of the companies ] and 3.7.4 3.7.4 of this report [Results of the evaluation of the company]), as neither bwin nor PartyGaming have any significant interest-bearing liabilities compared to their market value. In the equity method, flows to owners (in this case the bwin shareholders) are capitalised using the capital costs of the indebted company.

b)	Liquidation value

The liquidation value is the present value of the net proceeds from the sale of assets and payment of debts, taking into account the costs of liquidation and

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the tax effects associated with liquidation. If the present value of the net proceeds of liquidation of the entire company exceeds the going concern value, the liquidation value is the lower limit of the company value.

Liquidation values are not calculated in the valuation of the companies, as bwin and PartyGaming are assumed to be going concerns and there is no indication that the liquidation value exceeds the going concern value.

c)	Intrinsic asset value, economic value added (EVA) method

The intrinsic asset value, understood as replacement value (assets less liabilities) of the assets necessary for business operations, has no separate significance in determining the company value in accordance with (24) of the Expert Opinion. Accordingly, the intrinsic asset values were not calculated.

As in principle only the methods of company valuation described in the Expert Opinion should be used, a valuation using the intrinsic asset based EVA method was not carried out.

d)	Share prices

The shares of bwin and PartyGaming are listed on various stock exchanges, namely the Vienna Stock Exchange and the London Stock Exchange (see section 3.1 of this report [Participating Companies]). Therefore it would be conceivable to determine the company value of bwin and PartyGaming using the market capitalisations derived from the respective share prices. However, share prices do not necessarily reflect the internal value of a company, but are affected by numerous special factors, such as market liquidity, market mood, investor preferences, speculative and other influences not related to value, which can lead to incalculable fluctuations and major changes in a short time which do not reflect the fundamental growth of a company.

In the view of bwin’s Management Board, using the market capitalisations of the companies participating in the merger as a basis for determining the share exchange ratio (and, in the case of bwin, the cash compensation) cannot replace the valuation of the companies using the DCF method.

However, the market capitalisations of bwin and PartyGaming were used for the purpose of a plausibility check of the values calculated in the valuation of

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the companies (see section 3.7.53.7.5 of this report [Plausibility check of the valuation of the company]).

3.7.3	Valuation of the companies

Negotiations on the share exchange ratio which was announced on July 29th, 2010 (date of announcement of the planned transaction) were accompanied by reciprocal due diligence reviews in the following fields: business (products, markets, customers), legal, tax, finance and technology. These were performed either by external advisers or the companies themselves. The results of these fundamental assessments were constantly incorporated into the negotiations, as well as capital market oriented valuation methods, e.g. a comparison of average prices, multipliers and a comparison with other transactions in the recent past.

The results of the valuation of the companies using the equity method presented in the present Merger Report of the Management Board were also checked for plausibility using these methods. Data for the past, e.g. sales and results for earlier periods, were used for plausibility checks, but were not used in the valuation. The valuation of the companies was carried out close to the time of announcement of the Merger Plan, in order to be up to date with regard to the regulatory framework conditions.

	a)	Objects of valuation

The objects of valuation were the bwin Group (see section 3.1.1 of this report [bwin Interactive Entertainment AG]) and the PartyGaming Group (see section 3.1.2 of this report [PartyGaming Plc]).

	b)	Valuation date

The key date for the valuation is the date of the resolution by the general shareholders’ assemblies of bwin and PartyGaming. The company values were calculated arithmetically on the effective date of the audited consolidated interim balance sheet of bwin as at September 30th, 2010, with accrued interest using the capitalisation interest rate for the period up to the date of the resolution by bwin’s general shareholders’ assembly on January 28th, 2011. As far as no material new circumstances, requiring an adjustment of the share exchange

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ratio or the cash compensation offer, occur between the publication of the merger plan and the respective general shareholders’ assemblies, the valuation of the company in the submitted report of the Management Board shall be valid.

c)	Basic assumptions for the valuation

The determination of the share exchange ratio and cash compensation was carried out on the basis of the objectified company value, and real synergies after completion of the transaction and the costs of the transaction were not taken into account.

The assets not necessary for the operational business were added to the company value at fair value. Allocated options were deducted at fair value. The dilution by the future exercise of options already granted was ignored accordingly. Options to be granted in the future were taken into account as expenses recognised under IFRS 2 which impact the cash flow statement.

The valuation of the two companies was based on the existing business concepts. Opportunities for which there are no concrete plans or legislative conditions have not been considered, e.g. the market entry in Asian countries.

As both bwin and PartyGaming have discussed with potential partners in the USA in the recent past, but these business opportunities exclude each other, and the situation regarding the regulation of the online gaming market in the USA is very difficult to predict, the chances of a future involvement in the USA were ignored for both bwin and PartyGaming. The opportunities of entering the US market anew were therefore not taken into account when determining the share exchange ratio and cash compensation.

The tax situations of both bwin and PartyGaming were taken into account, including existing loss carry-overs and amendments to applicable tax legislation which have been ratified but not yet entered into force. Current tax models and planning for bwin and PartyGaming were continued to be used to to calculate both the share exchange ratio and the cash compensation offer. The annual net income was ploughed back in the planning purely for the purposes of the calculation and treated as neutral value, without however thereby anticipating any dividend policy steps to be implemented after completion of the transaction.

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d)	Particular problems in valuation

Particular problems concerning the valuation arised due to the uncertainty in the market environment in which bwin and PartyGaming will be operating in the future. Timing, nature, extent and effects of the future regulation of online gaming in Europe proved to be the dominant uncertainties.

There are virtually no reference points from the past which suggest a specific trend in the future development of online gaming, i.e. no “European model”, but rather substantial national differences. While Italy, for example, has gradually regulated its gaming market since 2006 with moderate taxation, France has limited licensed online gaming in 2010 to sports betting and poker with relatively high levels of taxation. In order to reflect these planning uncertainties, it was decided to apply the equity method to three possible regulatory scenarios, which were then given probability weightings and included in the valuation of the companies regarding bwin and PartyGaming. These scenarios shall be defined and described after a presentation of the current and future market environment. They involve the predominantly expected case of regulation with positive effects, the (not predominantly) expected case of regulation with negative effects and the unexpected case of maintaining the status quo.

There were further problems in the valuation process as regards assessing any threatening liabilities of which the likelihood of occurrence and the probable amount could not be sufficiently and accurately determined at the time of valuation. Such liabilities, and in particular possible payment obligations arising thereof, were therefore not taken into account.

e)	Market environment

The global market for online gaming was estimated at roughly EUR 22.3 billion gross gaming revenue in 2010 (including lotteries) by the company H2 Gambling Capital Consultants (H2GC), or 8.6% of the total gaming market.

From this, 47% of players were reportedly European, 24% were from Asia and the Middle East, 21% from North America, 4% from Oceania, 3% from Central and South America and 1% from Africa. The study shows the gross gaming revenue divided by product segment in 2010 as 39% derived from sports betting and horse betting, 22% from casino games, 18% from poker, 13% from

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other games and 10% from lotteries. Betting on sports events and horse races consequently continues to be the most popular form of online gaming, according to H2GC. This is subject to major regional and national differences which are typically affected by the regulatory situation or gaming attitude.

The rapid growth in the earlier years of online gaming (compound annual growth rate (CAGR) of 28% for the period 2000-2005 and 16.7% for 2005-2010) has slowed down, and is estimated at 9.5% globally for the period 2010-2012.

Within the European Union, growth was accelerated by the regulation of online gaming (e.g. Italy, France) and the on-going distribution of broadband internet connections, the general expansion of bandwidth, the growing affinity to the internet, and the constant further development of product ranges and depth of products offered and services provided online, e.g. in online payment and customer support. The extent to which the forecast growth of the gross gaming revenues will be reflected in growth of the net gaming revenues depends primarily on the level of taxation, which varies widely due to significant differences in national tax provisions, as well as it depends on the intensity of competition, which effects the expenses required for customer loyalty. The overall profitability is further affected by the nature and scope of regulatory requirements, which can involve additional expenses in virtually every area of the value chain.

f)	Scenarios

Altogether bwin and PartyGaming developed three scenarios to reflect appropriately the uncertainties about future regulation of the online gaming market. These are

	•	the most probable case of regulation with positive effects,
	•	the (not most) probable case of regulation with negative effects.
	•	the improbable case of maintaining the status quo.

In defining the scenarios, the following considerations played a major role:

In the view of bwin, the most uncertain factor relating to bwin’s and PartyGaming’s business model in the next few years is the future of regulation of online gaming within the European Union, specifically in terms of timing, na-

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ture, extent and effects. In this regard not only the level of taxation is of importance but also which products and types of marketing are allowed, together with other conditions which may require a national branch, local IT infrastructure or special reporting and audit obligations.

Due to the outstanding importance of the single European market for bwin and PartyGaming (see items 3.1.1 [bwin Interactive Entertainment] and 3.1.2 [PartyGaming Plc]), the regulatory scenarios were limited to the situation within the European Union.

In view of current developments, the bwin Management Board believes that regulation of further key markets for bwin and PartyGaming within the European Union is most probable. This reflects not only the priority of European law over national law and the group pressure within the EU countries, but also the very limited possibilities for effectively suppressing online gaming. However, it cannot be ruled out that the status quo will continue for the foreseeable future, as this has ultimately been the case for over ten years despite all the progress. Given the current trend in regulation of the online gaming market, the Management Board believes this to be improbable.

For the following reasons it can be assumed that further regulation with positive effects (scenario 1) is most probable, while further regulation with negative effects (scenario 2) is merely probable.

The goals typically pursued by regulation are better protection for players through channelling on the one hand and the monetisation of a fiscal contribution to the state and specific beneficiaries (e.g. sports associations) on the other hand. A high level of taxation would have to be at least partly passed on to the players, who are accordingly expected to migrate to the unregulated grey market. This has an adverse effect on both player protection and the fiscal contribution. Excessive bureaucracy would lead to the same result, e.g. in new customer registration. Rigid restrictions on advertising would have an equally adverse impact, as it would then no longer be able to reach many players. In addition, a high level of taxation could lead to an oligopoly situation as smaller and medium sized providers would not be viable, so that the customers of the licensed providers would not profit from fair competition. In spite of all these arguments, the possibility cannot be entirely ruled out that further regulation could nevertheless result in heavier taxation, more bureaucracy and resulting

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additional expense to bwin and PartyGaming, as was the case in France recently. However, the Italian example shows that regulation can have positive effects not only for the players and the state, but also for the market; according to H2GC, the gross gaming revenues of the online gaming market in Italy have increased by 50.2% a year from 2007 to 2010 (expected), this growth being predominantly due to regulated forms of gaming.

In searching for starting points for planning assumptions in the event of regulation with positive effects, the Italian success model was taken as a starting point, while the current French model was selected for regulation with negative effects.

The decisive markets for bwin within the European Union are Germany, Greece, Italy, France and Spain. For PartyGaming these are joined by the UK and the Netherlands.

For the development of the scenarios, the future timeline was divided into two phases: for 2011 and 2012, integrated financial models were developed on a monthly basis including a budget profit and loss statement, a budget balance sheet and a budget cash flow statement. For 2013, planning was made on an annual basis, adjusted for the effects of expiring taxes, employee options and amortisations and net current assets, which is also used as a basis for determining the final figure. Thus, the typical planning horizon for medium term planning of three years would be reached. bwin has also established planning on an annual basis for 2014.

The basis for planning in 2011 was formed by the internal company budgets for 2011 in their current form on completion of the evaluation work.

In bwin’s case, the financial model is based on an audited interim consolidated financial statement as at September 30th, 2010, while in the case of PartyGaming it is based on an unaudited financial interim financial statement for the period ending June 30th, 2010.

Planning was established for the relevant groups, using current accounting standards, which are disclosed in their latest consolidated financial statements and explained in detail.

g)	Costs of equity capital

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In the course of the net invoice posting, cash flows to owners (flows to equity) were capitalised using the costs of equity capital for the borrowing company. Personal income tax was ignored pursuant to section 107 of the Expert Opinion.

Planning or targeting of parameters for loan capital in financial planning generally leads to a situation where the capital structure changes from period to period in the detailed planning period. The resulting change in capital structure risk requires a period-specific adjustment of the costs of equity capital. If the capital structure does not change significantly over time, period-specific adjustment of costs of equity capital can be omitted.

In its consolidated interim balance sheet as at September 30th, 2010 and in the budget balance sheets, bwin does not show any interest-bearing loan capital. In its consolidated interim balance sheet, PartyGaming shows an interest-bearing loan of GBP 34.7 million, which can be neglected in determining costs of equity capital due to its relatively small amount compared to the market value of the equity capital. As a result, no period-specific adjustment of costs of equity capital is required for the valuation of bwin or PartyGaming, and constant costs of equity capital can accordingly be assumed for bwin and PartyGaming for all valuation periods.

The costs of equity capital were determined separately for bwin and PartyGaming using the Capital-Asset Pricing Model (CAPM), which is recognised in the world of business economics literature and in international valuation practice, using the following equation:

Costs of equity capital = z + β*r

z basic interest rate on risk free capital market investment with matching terms

The basic interest rate was calculated in accordance with the recommendation of the Chamber of Public Accountants and Tax Advisers from the yield curve according to Svensson and the parameters of the Deutsche Bundesbank as at December 16th, 2010 for a term of 30 years resulting in 3.58%.

r market risk premium

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The market risk premiums were assumed to be 4.75% in accordance with the recommendation of the Chamber of Public Accountants and Tax Advisers for Austria and other countries with the highest credit rating. As bwin and PartyGaming also derive net gaming revenues from countries with lower credit ratings, specific market risk premiums were calculated for these countries and weighted by their share in net gaming revenues for inclusion in the market risk premium for bwin and PartyGaming. Due to the different geographical focuses, this yielded a figure of 5.71% for bwin and 5.58% for PartyGaming.

β beta factor

The beta factor was calculated based on the observed development of the share prices of bwin and PartyGaming and amounted to 0.9 for both companies.

This resulted in costs of equity capital for bwin of 8.72% and of 8.61% for PartyGaming.

h)	Growth discounts

For the calculation of the final value reflecting sustained returns in the years after 2014, the cost of equity capital was reduced by a growth discount. This took into account the possible growth of the company beyond the concrete planning period. One of the factors to be taken into account was, amongst others, the inflation rate.

The growth discounts were estimated separately for the three scenarios.

In the scenario of regulation with positive effects (scenario 1), it was to be assumed that a phase of strong short term growth would be followed after allocation of market shares by a phase of long term saturation, which is expected to be overcome only by further product innovation or fundamental shifts in consumer behaviour. The growth discount was accordingly assumed to be 2.0%.

In the scenario of regulation with negative effects (scenario 2) it was to be assumed that no significant further growth would be expected after a phase of restructuring. The growth discount was accordingly assumed to be 0.0%.

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In the scenario of continuing status quo (scenario 3), only minimal market growth was to be assumed. Specifically, major investment in innovation projects which could drive further growth would be unexpected in view of the prevailing uncertainty. The growth discount was assumed to be 1.0%.

3.7.4	Results of the evaluation of the company

The calculated value of bwin’s and PartyGaming’s equity capital was analysed for sensitivity to changes in the growth discount and equity capital costs. bwin’s Management Board notes explicitly that synergies and transactions costs were not taken into account in this calculation.

The valuation of the company produced the following range for the market value of bwin’s share capital:

Market value of equity capital EUR 787.1 million up to EUR 844.5 million or based on 35,912,455 bwin shares in circulation as at December 3rd, 2010, a

Market value per bwin share EUR 21.92 up to EUR 23.52.

The result also represents the range for the cash compensation offer to bwin shareholders.

The range for the market value of PartyGaming’s share capital was:

Market value of equity capital EUR 710.4 million up to EUR 763.4 million or based on 408,964,391 PartyGaming shares in circulation on November 30th, 2010, a

Market value per PartyGaming share EUR 1.74 to EUR 1.87.

This resulted in a range for the exchange ratio between 11.74 and 13.54 PartyGaming shares for each bwin share.

3.7.5	Plausibility check of the valuation of the company

	a)	Plausibility check using the average prices / the share price

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Exchange ratio

The exchange ratio was checked for plausibility by comparing average prices of the last month and the last three and last six months before July 29th, 2010 (day of publication of the planned merger). Both the volume-weighted average prices (VWAP) and unweighted average prices were used. The conversion from GBP to EUR was done on a daily basis.

	1 m	3 m	6 m

According to VWAP	12.63	11.83	12.27

According to simple average	12.46	11.95	12.26

Table: Hypothetical exchange ratio for periods before July 29th, 2010

The range for the exchange ratio based on the equity method covers the observed range of average prices, with the exchange ratio based on the one-month VWAP in the middle.

Cash compensation offer

To check the plausibility of the cash compensation offer, first it is necessary to estimate the value of the synergies net of transaction costs which has already been taken into account in the bwin share price. In the process, the contribution to earnings of the synergies after tax and transaction costs (“net synergies”) described in item 3.2 [Key reasons for the merger] was capitalised using the average equity capital costs of bwin and PartyGaming and the hypothetical share for bwin. Assuming that the share price has already taken into account the share of net synergies accruing to bwin of 75-100%, this yields an amount of EUR 5.86 to EUR 7.81 per bwin share. The rise of EUR 6.37 in the price of the bwin share observed on July 29th, 2010 (the day of the announcement of the planned merger) can be taken as an indicator of the market value of the net synergies, and lies within this range. Deducting these net synergies from the bwin closing price of EUR 30.73 on December 17th, 2010, this yields a range for the cash compensation offer from EUR 22.93 to EUR 24.88.

b)	Additional plausibility check

In addition to the average share prices, the results were checked for plausibility on the basis of multipliers for comparable companies (“peer group”), spe-

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cifically through the standard “enterprise value” to EBITDA multipliers for the online gaming industry (EV/EBITDA) and price to net income multipliers (P/E). Finally, the results were checked for plausibility against comparable transactions in the recent past. The results are not shown here, as this would make possible derivation of an earnings forecast for bwin and PartyGaming for 2010 and 2011.

3.7.6	Determining the exchange ratio and cash compensation offer

Accordingly, the Management Board of bwin is of the opinion that the exchange ratio of 12.23 shares in bwin.party per bwin share announced on July 29th, 2010 is appropriate.

Moreover, the bwin Management Board came to the conclusion that the cash compensation offer at the upper end of the market value per bwin share of the amount of EUR 23.52 is appropriate and is fixed accordingly.

In this connection, the Management Board notes that bwin shareholders can sell their bwin shares on the Vienna Stock Exchange or purchase additional bwin shares at any time before and after the extraordinary general assembly until three trading days (see item 3.8.3 [Information on stock exchange trading]) before the date of legal effectiveness of the merger. bwin shareholders can accordingly choose between a share exchange, selling their shares on the stock exchange after the general assembly or a cash compensation for their bwin shares. Every bwin shareholder is free to sell his/her bwin shares after the general assembly or his/her newly-received bwin.party shares after completion of the share exchange on the stock exchange, and possibly achieve a significant increase in proceeds over the cash compensation offer. PartyGaming shareholders have no claim to cash compensation.

3.7.7	Judicial review of the exchange ratio and cash compensation

	a)	Procedure for reviewing the exchange ratio

Appeal against the merger resolution of bwin’s general assembly for defects in setting the exchange ratio is excluded under section 12 EU-VerschG in conjunction with section 225b AktG if all companies involved with registered offices in other member states in which there is no provision for proceedings to review the exchange ratio which do not block the entry of the merger (this is the case in Gibraltar) explicitly accept in the approval of the general assembly of the merger plan that the shareholders of a transferring company with regis-

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tered office in Austria can initiate proceedings against a company resulting from the merger with registered office in another member state under the provisions applying to public limited companies for the review of the exchange relationship pursuant to sections 225c et seq. AktG at the court competent for the registered office of the transferring company to exercise jurisdiction in commercial matters.

PartyGaming intends, pursuant to section 12(1)no.2 EU-VerschG and subject to approval by the general assembly on the merger plan, to accept explicitly that bwin shareholders can initiate review proceedings for the exchange ratio before the Vienna Commercial Court pursuant to section 225c et seq. AktG.

Subject to a corresponding judgement note by PartyGaming, those shareholders are entitled to apply for review of the exchange ratio who either declared in the minutes of the general assembly or to the company within one month after the merger resolution that they intend to apply for review of the exchange ratio and who meet the requirements of section 225c(3) AktG. In the certification of legality to be issued by the Austrian company register court under section 14(3) EU-VerschG, it must be noted if and which shareholders have made such a declaration.

b)	Judicial review of the cash compensation

bwin’s merger resolution cannot be appealed on the basis that the cash compensation offer is not appropriate or that the explanations provided for the cash compensation offer by the merger plan, merger reports, audit reports or reports of the Supervisory Boards do not satisfy the statutory requirements.

bwin shareholders who have put on record at the bwin general assembly their objection to the merger resolution can apply to the court within one month after adoption of the merger resolution to review the cash compensation and to fix a higher cash compensation. The court must publish the application in the company’s announcement media. Shareholders who (i) were bwin shareholders at the time of the resolution of the bwin general assembly until filing the application and (ii) have not waived additional payments or additional shares can file their own application within a further month after this announcement. After expiration of this period of notice, applications by other shareholders are not allowed; this information must be included in the announcement. Inciden-

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tally, the procedure for court review is subject to sections 225d-225m, except for section 225e(2) first clause and (3) and section 225j(2) AktG analogously.

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3.8	Comments on the depositary interests; Presentation of the share exchange and settlement of fractional amounts; Information on stock exchange trading

3.8.1	Comments on the depositary interests (DIs)

CREST is the settlement system used by the London Stock Exchange to settle equities trading with which shares can be transferred without using certificates or written documents and is at the same time also the depositary agency for uncertified shares in the UK. Shares which are issued by a company not registered in the UK (which is the case for PartyGaming shares) cannot be held or transferred (bought or sold) through the CREST system. By contrast, DIs (depositary interests) are securities under UK law which certify rights to shares of a non-UK issuer which can be held and transferred through the CREST system. As DI owners are not the legal owners of the certified shares, they cannot assert or exercise rights directly in the same way as owners of registered shares. Owners of DIs do, however, have a right to delivery of the shares and can give the issuer of the DIs instructions on exercising the rights associated with the shares (see also item 3.4.3 [terms for exercising ownership rights, minority rights and provisions of the articles in connection with gaming licensing procedures]).

	a)	Existing depositary agreements relating to PartyGaming shares

To make possible clearing and trading in PartyGaming shares through the CREST system (and thus on the London Stock Exchange), PartyGaming has entered into depositary interest arrangements with Capita IRG Trustees Limited. These agreements provide that the PartyGaming shares are held in trust by Capita IRG Trustees Limited for those PartyGaming shareholders who wish to hold and/or trade their PartyGaming shares in the CREST system. In return, Capita IRG Trustees Limited issues to PartyGaming shareholders whose PartyGaming shares it is holding in trust DIs which can be traded through the CREST system on the basis of specific conditions (the “DI conditions”). Each DI represents the rights of one PartyGaming share. Capita IRG Trustees Limited is obliged pursuant to the DI conditions to forward all funds it receives as the owner of PartyGaming shares held in trust to the owners of the DIs and to enable the owners of the DIs to exercise all shareholder rights (on the possibility of exercising ownership rights see item 3.4.3 [terms for exercising ownership rights, minority rights]).

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The DIs bear the same securities number (ISIN) as the underlying PartyGaming shares and need not be shown separately in the Official List.

Apart from the possibility of trading the DIs on the London Stock Exchange through the CREST system, PartyGaming shareholders are entitled at any time to demand deletion of the DIs from the CREST system and physical delivery of their PartyGaming shares by their depositary bank.

b)	Depositary arrangements relating to bwin.party shares

The depositary agreements mentioned above will also apply to the newly to be issued bwin.party shares, so that bwin shareholders will be in a position after legal effectiveness of the merger to trade their newly acquired bwin.party shares through the CREST system on the basis of the DIs representing the shares. The new bwin.party shares will be delivered directly after issue in certified form to Capita IRG Trustees Limited or a depositary office designated by Capita IRG Trustees Limited which will hold the bwin.party shares in trust for the former bwin shareholders. Subsequently, Capita IRG Trustees Limited issues one DI which can be traded through CREST for each newly created bwin.party share (on the procedure see item 3.8.2 [Procedure for share exchange and settlement of fractional amounts]). The DIs can be held and transferred in the CREST system after listing of the underlying bwin.party shares.

Even though the company Capita IRG Trustees Limited or the depositary office is shown in the share register as the legal owner of the bwin.party shares, beneficial title to the bwin.party shares remains with the owner of the associated DIs, who is entitled to all the rights associated with the bwin.party shares.

c)	DI conditions

The DI conditions are available for consultation in English as well as a certified German translation thereof at the offices of the law firm Brandl & Talos Rechtsanwälte GmbH, Mariahilfer Straße 116, 1070 Wien. On written request, a copy of the DI conditions will be sent to each bwin and bwin.party shareholder without charge and without delay.

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	d)	Stamp Duty Reserve Tax

No stamp duty reserve tax becomes due in the course of the issue of the bwin.party shares and the DIs. When trading DIs through the CREST system, no Tstamp duty reserve tax should be charged if (i) the company keeps no share register in the UK and (ii) central management and control of the company are not exercised in the UK. There are currently no plans to keep a share register for bwin.party in the UK or to exercise central management and control of bwin.party in the UK.

3.8.2	Procedure for share exchange and settlement of fractional amounts

On legal effectiveness of the merger, bwin is liquidated and all membership rights in this company lapse. bwin shareholders who have not exercised their right to cash compensation (see item 3.6 [Legal explanations of the cash compensation; Disbursement of the cash compensation]) become shareholders of bwin.party by statute and in accordance with the exchange ratio determined by the merger plan (see item 3.7 [Determining the exchange ratio and cash compensation]). Up to 450,000,000 new bwin.party shares in connection with the merger shall be issued at the time of legal effectiveness of the merger using the authorised share capital increased to 1,500,000,000 bwin.party shares of which up to 439,209,325 will be available for bwin shareholders.

The exchange of bwin shares for bwin.party shares takes place as described below; bwin shareholders are not obliged to be active in connection with the share exchange. The exchange of shares is free of charge for bwin shareholders entitled to the exchange.

	a)	Technical procedure for the share exchange

		–	At least twelve trading days before legal effectiveness of the merger:

			o	announcement of the date of legal effectiveness of the merger;
			o	publication of the date of legal effectiveness by bwin through ad hoc notification;
			o	written notification of bwin shareholders of the day of legal effectiveness of the merger in writing by the depositary bank

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	–	Four trading days before legal effectiveness of the merger:

		o	trading in bwin shares is suspended at the end of the fourth trading day before the date of legal effectiveness;
		o	open orders for bwin shares are cleared.

	–	Day of legal effectiveness of the merger:

o

any person who, at the time of legal effectiveness of the merger, holds one or more bwin shares and has not exercised his/her right to a cash compensation has a claim to 12.23 new bwin.party shares denominated in GBP;

		o	as a result of an increase in the authorised share capital, bwin.party issues up to 450,000,000 bwin.party shares and transfers the new bwin.party shares to Capita IRG Trustees Limited.
o

directly after receiving the new bwin.party shares, Capita IRG Trustees Limited issues for each bwin.party share a depositary interest (DI) tradable through the CREST system and representing the bwin.party share (see item 3.8.1 [Comments on the depositary interests(DIs)] and takes the necessary preparations to transfer them to the CREST account at the Oesterreichische Kontrollbank.

	–	First trading day after legal effectiveness of the merger:

		o	admission of the new bwin.party shares for trading on the London Stock Exchange;
		o	transfer of the DIs to the corresponding securities accounts of the (former) bwin shareholders against deletion of the bwin shares;
		o	cancellation of the bwin shares;
		o	fungibility of DIs to be traded on the London Stock Exchange through the CREST system.

b)	Settlement of fractional amounts

Due to the exchange ratio of 12.23 bwin.party shares for each bwin share, shareholders holding a number of bwin shares in their portfolio, which give them a right to purchase a fraction of bwin.party shares, are entitled to part of a bwin.party share (fractional amounts). Fractional amounts of shares cannot

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be traded on the stock exchange and do not give their shareholders any membership rights.

Fractional amounts of shares arising at depositary banks are notified by the depositary banks within ten trading days of legal effectiveness of the merger to Erste Group Bank AG as trustees for the shareholders and are transferred through the OeKB clearing system for disposal in the interest of the shareholders. The fractional share amounts resulting from (full) bwin.party shares are sold by Erste Group Bank AG on the trading day after expiry of this reporting period at the stock market price on the London Stock Exchange. The proceeds of the sale are credited quickest possible (however, in any case within three trading days) to the (former) bwin shareholders in accordance with the fractional amounts resulting therefrom (see item 3.3.2 [Key elements of the merger]).

The disposal of fractional amounts of shares is without cost to bwin shareholders entitled to the exchange.

3.8.3	Information on stock exchange trading

bwin shares (ISIN: AT0000767553) are listed for official trading on the Vienna Stock Exchange, are traded in the Prime Market segment, and are listed on ATX.

On legal effectiveness of the merger, bwin is liquidated and the listing of the bwin shares on the Vienna Stock Exchange ceases. Due to the applicable rules on share deliveries to the Vienna Stock Exchange and the resulting delay of three trading days in settlement of trades, the bwin share will no longer be admitted for trade at the end of the fourth trading day before the date of legal effectiveness of the merger. The day of legal effectiveness of the merger and the suspension of trading in the bwin share will be announced at least twelve business days before executing the merger (see item 3.8.2 [Procedure for the share exchange and settlement of fractional amount]).

The DIs will be posted to the securities deposit accounts of the (former) bwin shareholders entitled to the exchange on the first trading day after the date of legal effectiveness of the merger and will subsequently be admitted to trade on the London Stock Exchange.

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As soon as a bwin shareholder exercises his/her right to a cash compensation, either at the same time as the objection put on record at the general assembly or by written declaration of acceptance to bwin within one month of the merger resolution (date of reception of the declaration by bwin), the corresponding bwin shares are given a separate International Securities Identification Number (ISIN). As a result, the bwin shares thus identified can no longer be traded on the stock exchange (see item 3.6.2 [Disbursement of the cash compensation)).

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3.9	Special rights and proposed measures pursuant to section 5(2)no.7 EU-VerschG, section 226(3) AktG in conjunction with section 3(2) EU-VerschG and Regulation 7(2)(g) of the CBM Regulations 2010.

3.9.1	Rights of existing major shareholders of bwin and PartyGaming

Certain core shareholders of PartyGaming and bwin will be entitled to certain special rights, subject to approval by the general assembly of PartyGaming which is to resolve on the merger.

On the part of PartyGaming, these are the major shareholders involved:

• Emerald Bay Limited, 57/63 Line Wall Road, Gibraltar, entered in the Gibraltar Register of Companies under 99679;
• Stinson Ridge Limited, 57/63 Line Wall Road, Gibraltar, entered in the Gibraltar Register of Companies under 99680;
• Ruth Monicka Parasol DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders of PartyGaming and owner of Emerald Bay Limited); and
• James Russell DeLeon, 57/63 Line Wall Road, Gibraltar (one of the founders of PartyGaming and owner of Stinson Ridge Limited).

On the part of bwin, these are the major shareholders involved:

•

New Media and Gaming Holding Limited, Valley Towers, No 3, Valley Road, B’Kara, BKR 9022m, Malta, entered in the Maltese commercial register under C44503 (a company owned by Mag. Norbert Teufelberger and Manfred Bodner), and

•

Androsch Privatstiftung, Franz-Josefs-Kai 5, 1010 Vienna, Austria, entered in the company register under FN183415d (a private foundation founded amongst others by Dr. Hannes Androsch, Chairman of the bwin Supervisory Board).

The major shareholders of PartyGaming and bwin are entitled to nominate one person as director of the Board of Directors of bwin.party and to require the revocation of their nominated director; this right of nomination is also transferable under certain conditions. Certain information rights have also been agreed to the benefit of the major shareholders.

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In addition, the major shareholders of PartyGaming have a number of obligations based on contractual agreements with PartyGaming (these must still be approved by the PartyGaming general assembly), including the obligation to sell their shares in bwin.party under certain circumstances connected with specific future gaming licensing procedures. Compliance with these obligations can only be demanded by bwin.party if the company provides the major shareholders of PartyGaming with corresponding information in advance, an exactly specified procedure is followed and the major shareholders of PartyGaming have been reimbursed for specific costs.

The special rights and obligations are described in detail in the merger plan.

3.9.2	Measures relating to option holders

bwin currently disposes of an Employee Stock Option Plan, and has entered, besides such plan, into individual agreements pursuant to which members of the Management Board and Supervisory Board of bwin and other individuals are granted performance related options to bwin shares. Options that are not exercised before the legal effectiveness of the merger will be converted to equivalent options to bwin.party shares on conditions which reflect the exchange ratio applicable to all entitled bwin shareholders and the other commercial conditions of the options granted by bwin. To retain these conditions underlying the options, bwin.party will adopt an Option Rollover Plan. This rollover plan is conditional on the legal effectiveness of the merger. bwin and PartyGaming are accordingly responding to existing vested claims to options based on conditional or authorised capital at bwin to granting rights which are economically equivalent.

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3.10	Effects of the merger on the employees of the companies involved

3.10.1	Effect of the merger on employees of bwin

In the course of the demerger, which will be legally effective before the merger, bwin’s entire operational business is demerged to bwin Services AG. As a consequence of the demerger, the operating business which the employees are assigned to passes by way of general legal succession to bwin Services AG as transferee, together with all employment contracts with bwin (with the exception of Manfred Bodner and Mag. Norbert Teufelberger). The rights and obligations arising out of the employment contracts continue after effectiveness of the de-merger in relation to the acquiring company bwin Services AG. All claims under employment contracts, also including merely vested claims, are maintained and must be met by the acquiring company bwin Services AG. Length of service at the transferring company bwin counts as service at the acquiring bwin Services AG.

The current employees of bwin (with the exception of the members of the Management Board Manfred Bodner and Mag. Norbert Teufelberger) accordingly will have a new employer prior to the execution of the merger in bwin Services AG, which is another Austrian public limited company having its registered office in Vienna. The merger (after the demerger) will accordingly have no effect on bwin’s employees (at the time of the merger, employees of bwin Services AG) or their rights pursuant to contract law.

Mag. Norbert Teufelberger shall be Co-Chief Executive Officer and Manfred Bodner Non-Executive Director and chairman of the integration committee at bwin.party. PartyGaming will accordingly enter into a service agreement with Mag. Norbert Teufelberger and a letter of appointment with Manfred Bodner, both of which will take effect with legal effectiveness of the merger.

3.10.2	Expected overall effects of the merger on the employees of the new bwin.party group

Overall, the size and competitiveness of bwin.party as a result of the merger will lead to a situation where the bwin.party group can offer its staff attractive prospects. It is expected that the benefits of the merger (see item 3.2 [Key grounds for the merger]) and the resulting market position of bwin.party will lead to an increase in the overall number of employees in the course of time, given corresponding economic trends.

Convenience translation for information purposes only!

Regardless of the planned merger of bwin and PartyGaming, the Management Board of bwin has decided on concrete measures to improve the productivity of the bwin Group. These measures include the outsourcing of a number of technical development positions to India, and will continue to be implemented for bwin.party after the completion of the merger. In addition, there will be opportunities to increase cost efficiency as a result of the merger; these are a material advantage of the intended transaction (see also item 3.2 [Key reasons for the merger]). Specific synergies resulting from the merger can only be achieved in the event of operational restructuring, such as the merger of the various bwin and PartyGaming technology platforms into one platform for each product segment (sports betting, poker, casino and other games and bingo). Such a consolidation will most probably also lead to a reduction in the number of employees in the relevant software development teams who are responsible for the development and operation of the gaming software and the technological platforms of bwin and PartyGaming.

PartyGaming and bwin expect significant cost savings from lower employment costs and the elimination of excess services due to (i) consolidation of individual product applications (sports betting, poker, casino and other games and bingo), (ii) termination of surplus software contracts and (iii) the relocation of a series of technical development positions to more cost-effective locations. In addition, there will be significant potential savings for bwin.party and its group companies in the field of customer services, and the elimination of a number of central functions and overheads as fewer employees will be needed in future to comply with the tasks. If reorganisation measures involve a reduction in personnel, an effort will be made to avoid operationally-caused notices of termination by reassigning personnel and failing to replace natural retirement.

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3.11	Effects of the merger on the creditors of the participating companies

3.11.1	Consequences of the demerger for bwin’s creditors

Upon entry of the demerger in the company register (i.e. before the legal effectiveness of the merger), all assets, liabilities and contractual relationships (unless these are part of the residual assets (see item 3.3.1 [Key steps in downstream demerger of bwin to bwin Services AG]) are transferred in a single act by bwin to the acquiring bwin Services AG; separate dispositions, disclosure acts or other formalities and particularly third-party approval (such as creditors) are not required. bwin’s creditors (with the exception of Management Board members and certain subsidiaries) will have a new debtor in bwin services AG.

bwin’s creditors whose contractual relationships are being transferred under the demerger to bwin Services AG will, pursuant to section 15 (2) SpaltG, receive a subordinated claim for security, provided that they apply for this purpose within six months from the day on which the entry in the company register is announced, cannot demand satisfaction and the performance of their claim is at risk.

Change in liability funds

After legal effectiveness of the demerger, bwin Services AG is liable without restriction for all liabilities assigned to it under the Demerger and Acquisition Agreement. The demerger reduces the direct liability funds for all creditors (with exception of the Management Board members and certain subsidiaries) of bwin (and subsequently creditors of bwin Services AG) by the residual assets remaining with bwin (see item 3.3.1 [Key steps in downstream demerger of bwin to bwin Services AG]]. As, however, pursuant to 15(1) SpaltG, bwin (and after legal effectiveness of the merger bwin.party) is still liable to the (former) bwin creditors (at this point creditors of bwin Services AG) for the liabilities incurred up to the entry of the demerger, including liabilities from subsequent inadequate performance and reversal of transactions up to the amount of the net assets allocatedin the demerger (demerger liability), the total amount of the liability funds remains unchanged for existing bwin creditors.

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3.11.2	Consequences of the merger for bwin’s creditors

As the previous demerger meant that all current creditors of bwin (with the exception of the Management Board members and certain subsidiaries) are already creditors of bwin Services AG at the time of effectiveness of the merger, the cross-border merger has no effect on creditors in principle. bwin’s liability funds will be reduced by the amount of the assets transferred under the demerger (see item 3.3.1 [Key steps in the downstream demerger from bwin to bwin Services AG]), the demerger liability pursuant to section 15(1) SpaltG again applying.

3.11.3	Consequences of the merger for PartyGaming’s creditors

As in the course of the merger with bwin, a very solvent and liquid company with a positive fair value (as of the effective date of the merger and the day of preparation of the joint merger plan) (see items 3.3 [Procedure of the Merger] and 3.5 [Explanation of the merger plan]) is transferred to PartyGaming by way of general legal succession, no negative effects for PartyGaming’s creditors are to be expected from the merger.

3.11.4	Description of creditor protection according to EU-VerschG

Pursuant to section 13 EU-VerschG, creditors of a company transferring its assets to a company arising out of the merger having its registered office in another member state can apply in writing for this purpose within two months after the day of the announcement of the merger plan to request provision of security for claims to that point, if they are unable to obtain satisfaction. However, this right is only applicable to creditors if they can show credibly that the merger will pose a threat to performance of their claims. There is no need for such proof if the total nominal capital and appropriated reserves of the company arising out of the merger as it stands after entry of the merger is less than the total nominal capital and appropriated reserves of the transferring company.

Creditors do not have the right to demand security if, in the event of a bankruptcy, they have a right to preferential satisfaction from a risk pool established for their protection and officially supervised.

The certification of legitimacy pursuant to section 14(3) EU-VerschG, which is a condition for the legally valid execution of the merger, may only be issued when all

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creditors who have a claim to security in accordance with the above have received appropriate security.

The merger plan will probably be announced on December 23rd, 2010 (see item 3.3.2d) [Availability of information, adopting resolution and entry of the cross-border merger]). In this case, creditors requesting security must apply to bwin in writing by February 23rd, 2011 (receipt of the application by bwin). bwin will (voluntarily) take all measures required in the event of effects leading to a capital reduction. Specifically, bwin’s known creditors will be directly notified (section 8(2)no.3 EU-VerschG) and creditors requesting security will receive it, regardless of the credibility of any risk (section 13 EU-VerschG) (regarding an equity reducing effect not being the case, see item 3.4.6 [(no) equity reducing effect]). The Management Board of bwin will evidence security for creditors when applying for entry of the intended merger in the company register pursuant to section 14(1)no.9 EU-VerschG, if creditors so request.

This is without prejudice to the subordinate creditor protection pursuant to section 226 AktG. This provides that security must be provided to creditors of Austrian companies involved who apply for this purpose within six months of publication of the entry of the merger, if they are unable to get satisfaction; however, creditors only have this right if they can show credibly that the merger will put satisfaction of their claim at risk.

Pursuant to Regulation 11 of CBM Regulations 2010, the Supreme Court of Gibraltar can convene a creditors’ meeting on application by PartyGaming, a PartyGaming shareholder or a creditor of PartyGaming. If a creditors’ meeting is convened, the cross-border merger must be approved by it with at least simple majority of the creditors present (physically or through representation) who together hold at least 75% of the claims represented at the meeting. The creditors of PartyGaming, however, have no claim to security.

3.11.5	Enforcement of a monetary claim pursuant to Gibraltar law

The following section gives a rough (and by no means comprehensive) overview of the process for enforcing monetary claims pursuant to Gibraltar law. Further information can be obtained from bwin (postal address: bwin Interactive Entertainment AG, attn. Mag. Philipp Brauneder, Investor Relations, Börsegasse 11, 1010 Vienna, by fax: [+43 050 858 16] or by e-mail: investorrelations@bwin.org).

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If a creditor wishes to enforce a monetary claim exceeding GIP 5,000 against a Gibraltar company, they must submit a claim form to the Supreme Court of Gibraltar describing the claim and the claimed amount. Subsequently, the creditor is obliged to send the debtor the application form within four months. The debtor must also be sent a detailed description of the asserted claim (particulars of claim), which can either be sent together with the application form or within 14 days of its delivery. On receipt of the particulars of the asserted claim, the debtor has 14 days to acknowledge receipt to the court. Within 28 days of receipt of the particulars of claim the debtor must submit a defence against the claim. Subsequently, the court sends an allocation questionnaire to the parties involved, asking for e.g. details relating to the number of witnesses, expected time required for the hearing and costs. The questionnaire must be returned by the parties involved within the period set by the court, while the creditor is entitled to submit a response to the debtor’s defence together with the questionnaire. After receipt of the questionnaires the court sets a date for a case management conference at which details of the impending hearing (e.g. disclosure of documents, number of depositions) can be resolved.

Enforcing foreign judgments

By means of the Civil Jurisdiction and Judgements Act 1993, Gibraltar implemented in more detail the EU Council Regulation 44/2001 of December 22nd, 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters. Accordingly, rulings by courts of last instance in a state covered by the jurisdiction of the EUGVVO and/or the EuGVÜ are treated like rulings by a Gibraltar court. Rulings by states outside the territory of the Council Regulation and Brussels Convention are not recognised in Gibraltar.

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3.12	Information on the amount of the nominal capital and appropriated reserves of the participating companies

As of September 30th, 2010 bwin had a share capital of EUR 36,000,988.00 and appropriated reserves totalling EUR 189,747,834.97 (comprising capital reserves of EUR 134,092,655.87 and option reserves of EUR 55,655,179.10).

According to the balance sheet of PartyGaming drawn up in USD as of September 30th, 2010 PartyGaming had a share capital of USD 104,188 and share premium of USD 70,515,095; the balance sheet item for share premium can only be distributed through a capital reduction, and as such is comparable with appropriated reserves within the meaning of Austrian law (see also item 3.4.6 [(No) capital reducing effect].

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4.	TAX CONSEQUENCES

The following sections explain the key tax consequences of the merger under Austrian and Gibraltar law on income, sales and transaction tax for both bwin and bwin shareholders. The tax consequences of the merger under the legislation of other countries are not considered.

It is important to note that it is not possible to cover in the following all details of taxation. Shareholders are accordingly advised to consult a tax counsel familiar with their personal circumstances to advise them on the detailed tax consequences of the merger. This applies particularly to shareholders who are only subject to limited tax liability in Austria or who are liable for tax in Austria and another country.

4.1	Consequences for the companies involved

4.1.1	Consequences for bwin

bwin ceases to be a legal entity for corporation tax purposes with legal effectiveness of the merger at the close of the effective date of the merger September 30th, 2010. The close of the effective date of the merger ends bwin’s last financial year relevant for tax. For the merger of bwin and PartyGaming Article I UmgrStG, as confirmed by the responsible tax office Wien 1/23 in a letter of October 27th, 2010 is to be applied. Art. I UmgrStG applies because the merger and the transfer of assets do not lead to any restriction of the right of taxation of the Republic of Austria with regard to income tax. The demerger of the operating business of bwin and transfer to bwin Services AG prior to the merger means that assets, legal items and debts subject to Austrian taxation remain on Austrian territory for tax purposes. bwin’s remaining assets after the demerger are merely international cross-shareholdins within the meaning of section 10(2) KStG which are tax neutral. With regard to the participating interests in BWIN ARGENTINA S.A., BWIN MEXICO, S.A. De C.V. and bwin (Beijing) Management and Consulting Co., Ltd., bwin opted to tax these foreign participating interests pursuant to section 10(3) KStG. As there was no recovery in value for these three participating interests before the merger date of September 30th, 2010, there are no undisclosed reserves in these assets which could lead to partial tax liability.

With regard to bwin’s income statement for tax purposes as of the effective date of the merger, there is no prorated liquidation taxation pursuant to section 20 KStG, but a continuation of book value pursuant to section 2 UmgrStG. Due to the full ap-

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plication of Art. I UmgrStG, the merger does not involve any transaction subject to VAT within the meaning of the 1994 Sales Tax Act. The merger is exempt from fees and transaction tax; bwin has no domestic real estate in its assets.

4.1.2	Consequences for PartyGaming

PartyGaming, as the acquiring company, is not involved in any transfer of assets nor hence in any taxable transaction. With regard to the takeover under the merger of the participation in bwin Services AG, PartyGaming is subject to limited corporation tax liability in Austria pursuant to section 21(1) KStG in conjunction with section 98(8) EstG. In default of a dual tax convention between the Republic of Austria and Gibraltar, Austria has unrestricted right of taxation on these shares.

4.2	Consequences for the shareholders of bwin and PartyGaming

4.2.1	Consequences for the shareholders of bwin

As confirmed by the responsible tax office Wien 1/23 in its letter of October 27th, 2010 the merger of bwin and PartyGaming falls under Art. I UmgrStG, in the Austrian view the shareholders domiciled in the EU (including Austria) and Norway are subject to section 5(1) UmgrStG. Subsequently, the exchange of bwin shares for new bwin.party shares does not represent an exchange in terms of tax legislation. The newly granted bwin.party shares leave the income tax status of the shareholders unchanged with regard to acquisition costs and periods as resulting from the bwin shares. With regard to the proposed amendment to taxing income from capital investments in the Budget Implementation Act [Budgetbegleitgesetz] 2011-2014, the Management Board believes, for the reason mentioned above, that the share exchange is not a new purchase of securities after December 31st, 2010, so that the proposed amendment does not apply to bwin shareholders who acquired their shares before January 1st, 2011. In case of a decrease of the participating interests below 1% as a result of the merger, so that the shares lose their character as a participating interest within the meaning of section 31 EstG 1988, these shares are still a qualified as participating interest within the meaning of section 31 EstG 1988 until the end of the tenth year after the merger, and, accordingly, remain subject to tax (section 5(3) UmgrStG).

For shareholders not domiciled in Austria for tax purposes, there may be different tax consequences in their country of residence. It should be noted in this connection that, due to the exemption of PartyGaming until December 31st, 2010 from Gibraltar

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corporation tax, no final answer is possible on the direct application of Council Directive 90/434 on taxation applicable to mergers, divisions, transfers of assets and exchanges of shares concerning companies of different member states. This depends essentially on whether under the law of the country of domicile the merger date or the date of adoption of the resolution by the general assemblies of the two companies involved in the merger is regarded as decisive for timing.

4.2.2	Consequences for the shareholders of PartyGaming

The planned cross-border merger is not a taxable disposition over PartyGaming shares under applicable Gibraltar tax law. With regard to the concrete tax consequences of the merger for existing PartyGaming shareholders, it is necessary to consider the personal circumstances of the shareholders, which is why PartyGaming shareholders are advised to seek individual tax advice.

4.3	Stamp Duty Reserve Tax

There is no Stamp Duty Reserve Tax liability in the course of issuing the bwin.party DIs. When trading DIs through the CREST system, there should be no Stamp Duty Reserve Tax if (i) the company keeps no share register in the UK and (ii) central management and control of the company are not exercised in the UK. There are currently no plans to keep a share register for bwin.party in the UK or to exercise central management and control of bwin.party in the UK.

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Vienna, December 20th, 2010

The Management Board of bwin Interactive Entertainment

Manfred Bodner	Mag. Norbert Teufelberger

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Appendix 1.
Investments currently held by bwin

Consolidated subsidiaries:

Company	Registered offices	Investment of bwin or a subsidiary in %

B.E.S. S.A.S. *	Paris, France	75
BILLARES OLIMPO S.L. *	Madrid, Spain	100
BWIN ARGENTINA S.A. +	Posadas, Argentina	100
bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin European Markets Holding S.p.A.	Milan, Italy	100
bwin Games AB	Stockholm, Sweden	100
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
CQR Payment Solutions GmbH *	Vienna, Austria	100
CQR UK Payment Solutions Ltd *	London, U.K.	100
DSG Deutsche Sportwett Gesellschaft mbH	Dresden, Germany	100
bwin Services AG	Vienna, Austria	100
Gioco Digitale Italia S.r.l. *	Milan, Italy	100
Immunopharma B.V. *	Wormerveer, Netherlands	51
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
ONGAME NETWORK LIMITED	Gibraltar	100
Ongame Future AB *	Stockholm, Sweden	100
ONGAME Holding Malta Ltd *	Malta	100
ONGAME International Malta Ltd *	Malta	100
SA Online Handelsbolag *	Stockholm, Sweden	100
TC Invest AG	Vienna, Österreich	100
UnitedGames B.V. *	Wormerveer, Netherlands	51
UnitedGames Holding B.V.	Amsterdam, Netherlands	51
Vincento Payment Solutions Limited *	London, U.K.	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100
WINNERS APUESTAS, S.A.	Madrid, Spain	100

Unconsolidated companies:

Company	Registered offices	Investment of bwin or a subsidiary in %

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	20	[1]
Drachenfelssee 421. V V GmbH	Bonn, Germany	100

[1]	Pursuant to existing agreements, bwin Interactive Entertainment AG exercises substantial control over 100% of the shares of BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.

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LEKKER BETTING AND GAMING (PTY) LTD *	Caledon, South Africa	90
Pegasus Pferdewetten GmbH *	Munich, Germany	100
Southern Gem Ltd. *	Tortola, British Virgin Islands	100

Companies with an investment of less than 50%:

Company	Registered offices	Investment of bwin or a subsidiary in %

Betbull Holding SE	Vienna, Austria	37.87
bwin e.K. (atypical silent partnership)	Neugersdorf, Germany	50
BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI	Ankara, Turkey	49
Sajoo S.A.S. *	Boulogne-Billancourt, France	45

*	Indirect investments held by bwin

+	Direct and indirect investments held by bwin

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Appendix 2.
Direct investments held by bwin after demerger

Company	Registered offices	Investment of bwin or subsidiary in %

BWIN ARGENTINA S.A. +	Posadas, Argentina	100
BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI	Ankara, Turkey	49
bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin e.K. (atypical silent partnership)	Neugersdorf, Germany	50
bwin European Markets Holding S.p.A.	Milan, Italy	100
BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	20[2]
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
Drachenfelssee 421. V V GmbH	Bonn, Germany	100
bwin Services AG	Vienna, Österreich	100
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100

+	Direct and indirect investments held by bwin

These directly owned subsidiaries give bwin (and subsequently bwin.party) indirect investments (in corresponding proportions) in all the companies of the bwin Group.

[2]	Under existing agreements, bwin Interactive Entertainment AG exercises substantial control over 100% of the shares of BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.

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Appendix 3.
Investments held by PartyGaming

PartyGaming currently owns 100% of PartyGaming Holdings Limited with registered offices in Gibraltar. Through this company, PartyGaming indirectly holds 100% of the shares of the following companies:

Company	Registered offices / jurisdiction	Investment in %

Adventerex Enterprises Limited	Gibraltar	100
Amber Limited	Gibraltar	100
Bay Management Limited	Gibraltar	100
Bellingrath Enterprises Limited	Gibraltar	100
Black Shell Media Limited	Bristol, U.K.	100
Cashcade Alderney Limited	Alderney	100
Cashcade Limited	London, U.K.	100
Cashcade Interactive Limited	London, U.K.	100
Club Services Inc	U.S.A.	100
Distributed Media Limited	Gibraltar	100
ElectraGames Limited	Gibraltar	100
ElectraWorks (Alderney) Limited	Alderney, U.K.	100
ElectraWorks (France) S.A.S.	Paris, France	100
ElectraWorks Limited	Gibraltar	100
EZE International Limited	Gibraltar	100
GB Services EooD	Sofia, Bulgaria	100
Herotech Limited	London, U.K.	100
iGlobalMedia Entertainment Limited	Gibraltar	100
iGlobalMedia Marketing (Gibraltar) Limited	Gibraltar	100
iGlobalMedia Marketing (Israel) Limited	Tel Aviv-Jaffa, Israel	100
iGlobalMedia Marketing (UK) Limited	London, U.K.	100
IGM Domain Name Services Limited	Gibraltar	100
Independent Technology Ventures Limited	British Virgin Islands	100
Interactive Domains Limited	Gibraltar	100
Interactive Media Services Limited	Gibraltar	100
Interskill Games Limited	Gibraltar	100
Ironville (International) Limited	Gibraltar	100
IVY Comptech Private Limited	Andhra Pradesh, India	100
IVY Foundation	India	100
Kaiane Services S.A.S.	Paris, France	100
Leo Data Limited	Gibraltar	100
Northworld Investments SL	Spain	100
P2P Gaming Limited	Gibraltar	100
Party InterVentures Limited	Gibraltar	100
Party Ventures Limited	Gibraltar	100
PartyGaming Asia Limited	Gibraltar	100
PartyGaming Entertainment (Gibraltar) Limited	Gibraltar	100
PartyGaming Finance Limited	Hamilton, Bermuda	100
PartyGaming IA Limited	Hamilton, Bermuda	100

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Company	Registered offices / jurisdiction	Investment in %

PartyGaming Services (UK) Limited	London, U.K.	100
PartyPartners Limited	Gibraltar	100
Paytech International Limited	Gibraltar	100
PB (Italia) Srl	Rome, Italy	100
Peerless Media Limited	Gibraltar	100
PGB Limited	Gibraltar	100
Pixtel Limited	Gibraltar	100
PKR Services Limited	Gibraltar	100
Transglobal Media Limited	Gibraltar	100
WBC Productions (Gibraltar) Limited	Gibraltar	100
Worldnet DNS Management Limited	Gibraltar	100
WPC Productions Limited	Gibraltar	100
Smooth Capital Investments Limited	British Virgin Islands	100
Winner Summit Limited	British Virgin Islands	100
WPT Enterprises Inc	Los Angeles, U.S.A.	100

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Appendix 4.
Investments held by bwin.party

Company	Registered offices / jurisdiction	Investment in %

Adventerex Enterprises Limited *	Gibraltar	100
Amber Limited *	Gibraltar	100
Bay Management Limited *	Gibraltar	100
Bellingrath Enterprises Limited *	Gibraltar	100
Black Shell Media Limited *	Bristol, U.K.	100
Cashcade Alderney Limited *	Alderney	100
Cashcade Limited *	London, U.K.	100
Cashcade Interactive Limited *	London, U.K.	100
Club Services Inc *	U.S.A.	100
Distributed Media Limited *	Gibraltar	100
bwin Services AG	Vienna, Austria	100
ElectraGames Limited *	Gibraltar	100
ElectraWorks (Alderney) Limited *	Alderney, U.K.	100
ElectraWorks (France) S.A.S. *	Paris, France	100
ElectraWorks Limited *	Gibraltar	100
EZE International Limited *	Gibraltar	100
GB Services EooD *	Sofia, Bulgaria	100
Herotech Limited *	London, U.K.	100
iGlobalMedia Entertainment Limited *	Gibraltar	100
iGlobalMedia Marketing (Gibraltar) Limited *	Gibraltar	100
iGlobalMedia Marketing (Israel) Limited *	Tel Aviv-Jaffa, Israel	100
iGlobalMedia Marketing (UK) Limited *	London, U.K.	100
IGM Domain Name Services Limited *	Gibraltar	100
Independent Technology Ventures Limited *	British Virgin Islands	100
Interactive Domains Limited *	Gibraltar	100
Interactive Media Services Limited *	Gibraltar	100
Interskill Games Limited *	Gibraltar	100
Ironville (International) Limited *	Gibraltar	100
IVY Comptech Private Limited *	Andhra Pradesh, India	100
IVY Foundation *	India	100
Kaiane Services S.A.S. *	Paris, France	100
Leo Data Limited *	Gibraltar	100
Northworld Investments SL *	Spain	100
P2P Gaming Limited *	Gibraltar	100
Party InterVentures Limited *	Gibraltar	100
Party Ventures Limited *	Gibraltar	100
PartyGaming Asia Limited *	Gibraltar	100
PartyGaming Entertainment (Gibraltar) Limited *	Gibraltar	100
PartyGaming Finance Limited *	Hamilton, Bermuda	100
PartyGaming Holdings Limited	Gibraltar	100
PartyGaming IA Limited *	Hamilton, Bermuda	100
PartyGaming Services (UK) Limited *	London, U.K.	100
PartyPartners Limited *	Gibraltar	100
Paytech International Limited *	Gibraltar	100
PB (Italia) Srl *	Rome, Italy	100
Peerless Media Limited *	Gibraltar	100
PGB Limited *	Gibraltar	100
Pixtel Limited *	Gibraltar	100

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Company	Registered offices / jurisdiction	Investment in %

PKR Services Limited *	Gibraltar	100
Transglobal Media Limited *	Gibraltar	100
WBC Productions (Gibraltar) Limited *	Gibraltar	100
Worldnet DNS Management Limited *	Gibraltar	100
WPC Productions Limited *	Gibraltar	100
Smooth Capital Investments Limited *	British Virgin Islands	100
Winner Summit Limited *	British Virgin Islands	100
WPT Enterprises Inc *	Los Angeles, U.S.A.	100
BWIN ARGENTINA S.A. +	Posadas, Argentina	100
BWIN BAHIS VE SANS OYUNLARI SANAYI VE TICARET LIMITED SIRKETI	Ankara, Turkey	49
BILLARES OLIMPO S.L. *	Madrid, Spain	100
bwin (Bejing) Management and Consulting Co., Ltd.	Beijing, China	100
bwin e.K. (atypical silent investment)	Neugersdorf, Germany	50
bwin European Markets Holding S.p.A.	Milan, Italy	100
BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD	Caledon, South Africa	20	[3]
BWIN INTERACTIVE MARKETING ESPAÑA SL	Madrid, Spain	100
bwin Interactive Marketing UK Ltd	London, U.K.	100
bwin International Limited	Gibraltar	100
bwin Italia S.r.l.	Milan, Italy	100
BWIN MEXICO, S.A. De C.V.	Mexico City	80
Drachenfelssee 421. V V GmbH	Bonn, Germany	100
bwin Services AG	Vienna, Austria	100
Immunopharma B.V. *	Wormerveer, Netherlands	51
INFIELD – SERVÇIOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	Lisbon, Portugal	100
WEBSPORTS ENTERTAINMENT Marketing Services GmbH	Vienna, Austria	100
Betbull Holding SE *	Vienna, Austria	37,87
Sajoo S.A.S. *	Boulogne-Billancourt, France	45
LEKKER BETTING AND GAMING (PTY) LTD *	Caledon, South Africa	90
Pegasus Pferdewetten GmbH *	Munich, Germany	100
Southern Gem Ltd. *	Tortola, British Virgin Islands	100
B.E.S. S.A.S. *	Paris, France	75
bwin Games AB *	Stockholm, Sweden	100
CQR Payment Solutions GmbH *	Vienna, Austria	100
CQR UK Payment Solutions Ltd *	London, U.K.	100
DSG Deutsche Sportwett Gesellschaft mbH *	Dresden, Germany	100
Gioco Digitale Italia S.r.l. *	Milan, Italy	100
ONGAME NETWORK LIMITED *	Gibraltar	100

[3]	Under existing agreements, bwin Interactive Entertainment AG exercises substantial control over 100% of the shares of BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.

Convenience translation for information purposes only!

Company	Registered offices / jurisdiction	Investment in %

Ongame Future AB *	Stockholm, Sweden	100
ONGAME Holding Malta Ltd *	Malta	100
ONGAME International Malta Ltd *	Malta	100
SA Online Handelsbolag *	Stockholm, Sweden	100
TC Invest AG *	Vienna, Austria	100
UnitedGames B.V. *	Wormerveer, Netherlands	51
UnitedGames Holding B.V. *	Amsterdam, Netherlands	51
Vincento Payment Solutions Limited *	London, U.K.	100
WINNERS APUESTAS, S.A. *	Madrid, Spain	100

*	Indirect investments held by bwin.party

+	Direct and indirect investments held by bwin.party